DATED                                                               10 JUNE 2004

                             (1) A HINTON AND OTHERS

                                     - AND -

                             (2) STERICYCLE UK, LTD.

                                    AGREEMENT
                                   relating to

                       the sale and purchase of White Rose
                              Environmental Limited

                                    CONTENTS

1.       DEFINITIONS AND INTERPRETATION.................................................    1

2.       SALE AND PURCHASE OF SHARES....................................................   11

3.       CONSIDERATION..................................................................   12

4.       COMPLETION.....................................................................   14

5.       ESCROW ACCOUNT AND CLAIMS AGAINST THE WARRANTORS...............................   15

6.       WARRANTIES.....................................................................   16

7.       WARRANTORS' COVENANTS..........................................................   18

8.       SET OFF AGAINST LOAN NOTES.....................................................   20

9.       TAXATION.......................................................................   21

10.      FURTHER ASSURANCE AND ATTORNEY.................................................   21

11.      ANNOUNCEMENTS..................................................................   22

12.      COSTS..........................................................................   22

13.      SUCCESSORS AND ASSIGNMENT......................................................   22

14.      ENTIRE AGREEMENT...............................................................   23

15.      VARIATIONS.....................................................................   23

16.      WAIVER.........................................................................   24

17.      AGREEMENT CONTINUES IN FORCE...................................................   24

18.      SEVERABILITY...................................................................   24

19.      NOTICES........................................................................   24

20.      COUNTERPARTS...................................................................   25

21.      THIRD PARTY RIGHTS.............................................................   25

22.      MISCELLANEOUS..................................................................   25

23.      GOVERNING LAW AND JURISDICTION.................................................   25

SCHEDULE 1..............................................................................   26

     Details of the Vendors, the Shares and the Consideration...........................   26

SCHEDULE 2..............................................................................   27

     Part 1.............................................................................   27

     The Company........................................................................   27

     Part 2.............................................................................   29

     The Subsidiaries...................................................................   29

SCHEDULE 3..............................................................................   31

     The Warranties.....................................................................   31

     Part 1.............................................................................   31

     General............................................................................   31

     Part 2.............................................................................   58

     Property matters...................................................................   58

     TITLE..............................................................................   58

     Part 3.............................................................................   62

     Pensions...........................................................................   62

SCHEDULE 4..............................................................................   65

     Taxation...........................................................................   65

     Part 1.............................................................................   65

     Definitions and interpretation.....................................................   65

     Part 2.............................................................................   69

     Tax Warranties.....................................................................   69

     Part 3.............................................................................   76

     Tax Covenant.......................................................................   76

     Part 4.............................................................................   79

     Limitations and Procedure..........................................................   79

SCHEDULE 5..............................................................................   90

     Completion.........................................................................   90

SCHEDULE 6..............................................................................   92

     The Properties.....................................................................   92

SCHEDULE 7..............................................................................   93

     Part 1.............................................................................   93

     Completion Accounts................................................................   93

     Preparation of Completion Accounts.................................................   93

SCHEDULE 8..............................................................................   97

     Limitation on the Warrantors' Liability............................................   97

APPENDIX 1..............................................................................  103

APPENDIX 2..............................................................................  104

APPENDIX 3..............................................................................  105

THIS AGREEMENT is made on                                           10 JUNE 2004

BETWEEN:

(1) THE PERSONS whose names and addresses are set out in schedule 1 ("VENDORS"); and

(2) STERICYCLE UK, LTD., a company registered in England with number 5141715, whose registered office is at Carmelite, 50 Victoria Embankment, London EC4Y 0DX ("PURCHASER").

BACKGROUND

A White Rose Environmental Limited ("COMPANY") is a private company limited by shares. Further information relating to the Company and its Subsidiaries is set out in schedule 2.

B The Vendors are the beneficial owners or are otherwise able to procure the transfer of the numbers of Shares set opposite their respective names in column (2) of schedule 1.

C The Vendors have agreed to sell or procure the sale of and the Purchaser has agreed to purchase the Shares for the consideration and upon the terms and conditions set out in this agreement.

IT IS HEREBY AGREED:

1.       DEFINITIONS AND INTERPRETATION

         1.1 In this agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

                  "1985 ACT" means the Companies Act 1985;

                  "1989 ACT" means the Companies Act 1989;

                  ""A" ORDINARY SHARES" means the 89,334 issued and allotted "A" ordinary shares of (pound)1 each in the capital of the Company;

                  "ACCOUNTS" means the audited consolidated accounts of the Group comprising (inter alia) the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss account for the period ended on the Accounts Date, the notes and the cash flow statement relating thereto and the reports of the directors and auditors thereon;

                  "ACCOUNTS DATE" means 31 March 2003;

                  ""B" ORDINARY SHARES" means the 55,333 issued and allotted "B" ordinary shares of (pound)1 each in the capital of the Company;

                  "BUSINESS DAY" means a day, other than a Saturday, Sunday or public holiday, on which banks are open for commercial business in the City of London;

                  "BUSINESS INTELLECTUAL PROPERTY" means all Intellectual Property owned and used by any member of the Group;

                  ""C" ORDINARY SHARES" means the 55,333 issued and allotted "C" ordinary shares of (pound)1 each in the capital of the Company;

                  "CLAIM" means any claim for breach of or non-compliance with this agreement (including any Warranty Claim or claim under the Tax Covenant);

                  "COMPANIES ACTS" means the 1985 Act, the 1989 Act and the Companies Consolidation (Consequential Provisions) Act 1985;

                  "COMPLETION" means the performance of all the obligations of the parties to this agreement set out in clause 4;

                  "COMPLETION ACCOUNTS" means the accounts to be prepared pursuant to clause 3 and schedule 7;

                  "COMPLETION BOARD MINUTES" means minutes of meetings of the boards of directors of the Company and the Subsidiaries in the agreed form;

                  "COMPLETION DATE" means close of business on the date of this agreement;

                  "COMPUTER SYSTEMS" means the computer processors, associated and peripheral equipment and computer programs used by the Group at the Completion Date and documentation and data entered into or created by the foregoing;

                  "CONFIDENTIAL INFORMATION" means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Group details of which are not in the public domain including, without limitation, information concerning or relating to:

                  (a) the Business Intellectual Property and any member of the Group in the nature of intellectual property;

                  (b) any technical processes, future projects, business development or planning, commercial relationships and negotiations; and

                  (c) the marketing of goods or services including, without limitation, customer, client and supplier lists, price lists, sales targets, sales statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the clients or customers of or other persons having dealings with any member of the Group;

                  "CONSIDERATION" means the consideration for the Shares set out in clause 3;

                  "CUSTOMER CONTRACT" means any agreement or arrangement with any customer of the Group whether or not in writing to which any member of the Group is a party including all written or oral amendments or modifications of the Customer Contracts or supplements to the Customer Contracts;

                  "DATA ROOM DOCUMENTS" means each of the documents listed in the index of documents relating to the Group which have been made available for inspection by the Purchaser, a copy of which index is annexed to the Disclosure Letter;

                  "DEATH IN SERVICE SCHEME" means the White Rose Environmental Limited Death in Service Scheme which was established under a Declaration of Trust dated 3 April 2002 and commenced on 4 April 2001;

                  "DISCLOSED" means fairly disclosed in the Disclosure Letter or the Disclosure Documents;

                  "DISCLOSURE DOCUMENTS" means:

                  (a)      the Engineering Reports;

                  (b)      the Environmental Reports; and

                  (c)      the Data Room Documents;

                  "DISCLOSURE LETTER" means the letter of even date with this agreement from the Warrantors to the Purchaser relating to the Warranties together with any documents annexed to it;

                  "ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, grant of voting rights, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

                  "ENGINEERING REPORTS" means the reports dated 13 November 2003 prepared by Fitchner on the incinerators operated by the Group and to be addressed to the Company with a right for the Purchaser to request that such reports be addressed to itself;

                  "ENVIRONMENTAL LAWS" means any law, statute, regulation and legally binding, rule, guidance, policy, order, decree or ruling of any Relevant Authority relating to or imposing liabilities or obligations for the handling, collection, transportation, transfer, processing, storage, treatment or disposal of clinical waste or other waste (including those intended to provide safe and healthy working conditions and to reduce occupational safety and health hazards) or any other legal requirements for the protection of the environment;

                  "ENVIRONMENTAL REPORTS" means the reports prepared in connection with the sale of the Group contemplated by this agreement by URS in relation to environmental matters concerning the Group;

                  "EQUAL TREATMENT REQUIREMENTS" means

                  -        Sections 62 to 66 of the Pensions Act 1995;

                  -        Articles 137 and 141 of the EC Treaty;

                  - The Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551); and

                  - The Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034);

                  "ESCROW ACCOUNT" means an account in the joint names of the Purchaser's Solicitors and the Vendors' Solicitors to be established and operated in accordance with clauses 3, 5 and 8 and the Escrow Letter;

                  "ESCROW LETTER" means the letter in agreed form to be addressed by the Purchaser and the Warrantors to the Purchaser's Solicitors and the Vendors' Solicitors jointly in relation to the Escrow Account;

                  "FSMA" means Financial Services and Markets Act 2000;

                  "GPP" means the White Rose Environmental Limited Group Personal Pension Plan provided by Prudential;

                  "GROUP" means the Company and the Subsidiaries from time to time and references to a "member of the Group" or a "Group member" shall be construed accordingly;

                  "INITIAL ESCROW AMOUNT" means the amount of (pound)1.5 million to be paid into the Escrow Account at Completion;

                  "INTELLECTUAL PROPERTY" includes patents, inventions, know-how, trade secrets and other confidential information, registered designs, copyrights, data, database rights, design rights, rights affording equivalent protection to copyright, database rights and design rights, semiconductor topography rights, trade marks, service marks, logos, domain names, business names, trade names, moral rights, and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing-off;

                  "LETTERS OF CREDIT" means the irrevocable letters of credit in the agreed form in favour of the Warrantors in the aggregate principal amount of (pound)6.25 million to be issued by Bank of America, N.A. as security for payment of the Loan Notes;

                  "LOAN NOTES" means the loan notes in the agreed form of an aggregate principal amount of (pound)6.25 million to be issued by the Purchaser to the Warrantors as part of the Consideration and to be secured by the Letters of Credit;

                  "MANAGEMENT ACCOUNTS" means the Management Accounts (Full
                  Year) or the Management Accounts (Interim), or both, as the context requires;

                  "MANAGEMENT ACCOUNTS (FULL YEAR)" means the unaudited consolidated balance sheets and profit and loss accounts of the Company and the Subsidiaries in the agreed form as at and for the financial year ended 31 March 2004;

                  "MANAGEMENT ACCOUNTS (INTERIM)" means the unaudited consolidated balance sheets and profit and loss accounts of the Company and the Subsidiaries in the agreed form as at and for the one month ended 30 April 2004;

                  "MATERIAL CONTRACTS" means Material Customer Contracts and Material Other Contracts;

                  "MATERIAL CUSTOMER CONTRACTS" means the Customer Contracts listed in appendix 1;

                  "MATERIAL OTHER CONTRACTS" means (i) all written or oral agreements or arrangements for the purchase or sale of raw materials, parts, supplies, products or other personal property, or for the furnishing or receipt of services, which involve payments by or to a Group member after the Completion Date in an amount exceeding (pound)20,000 and (ii) all Vehicle Leases; but excluding for the avoidance of doubt, (x) Customer Contracts, (y) contracts with employees and (z) any leases under which the Properties are held;

                  "NET ASSET VALUE" means the net asset value of the Group, as shown in the consolidated balance sheet comprising the Completion Accounts;

                  "NON-TAX CLAIM" means any Claim other than a Tax Claim;

                  "OPTION SHARES" means the 11,937 issued and allotted "D" ordinary shares of (pound)1 each in the capital of the Company;

                  "OTHER CUSTOMER CONTRACTS" means all Customer Contracts other than Material Customer Contracts;

                  "PERMITS" means any approval, consent, license, permit, registration, certificate, waiver, confirmation or other authorisation issued, granted or otherwise made available by any Relevant Authority relating to the handling, collection, transportation, transfer, processing, storage, treatment or disposal of clinical or other waste;

                  "PREVIOUS ACCOUNTS" means the audited consolidated accounts of the Group comprising (inter alia) the audited consolidated balance sheet as at 31 March 2002 and the audited consolidated profit and loss account for the period ended on 31 March

                  2002, the notes and the cashflow statement relating thereto and the reports of the directors and auditors thereon;

                  "PROPERTIES" means the leasehold land and premises described in schedule 6 and any part or parts thereof;

                  "PROPRIETARY SOFTWARE" means all the software which has been developed by or on behalf of any Group member and all associated source code, preparatory materials, flow charts, functional specifications and user and other related documentation, and includes the Bravo system and the capacity planning, scheduling and monitoring software used by the Group;

                  "PURCHASER'S ACCOUNTANTS" means BDO Stoy Hayward LLP of 1 City Square, Leeds LS1 2DP;

                  "PURCHASER'S GROUP" means (save in schedule 4) at any relevant time, the Purchaser and each undertaking which is a "group undertaking" (as defined in section 259 of the Companies Act) of the Purchaser (including with effect from Completion, for the avoidance of doubt, the Company/each Group Company) and references to a "MEMBER OF THE PURCHASER'S GROUP" shall be construed accordingly;

                  "RELEVANT AUTHORITY" means any government, government agency, local authority or any other person or entity having regulatory authority under Environmental Law and/or any court of law or tribunal possessing the authority to enforce or to determine rights and liabilities under Environmental Laws;

                  "REPAYMENT DATE" means the date which is one year from the Completion Date;

                  "SSAP" means the statements of standard accounting practice issued by the Accounting Standards Board;

                  "SCHEMES" means the GPP, the Stakeholder Scheme and the Death in Service Scheme;

                  "SETTLED CLAIM" means any Unagreed Claim or other claim which in any case is:

                  (a) agreed in writing by the Purchaser and the Warrantors such agreement not to be unreasonably withheld or delayed following any oral agreement; or

                  (b)      determined by a court of competent jurisdiction;

                  "SHARE WARRANTIES" means the warranties contained or referred to in clause 6 and schedule 3;

                  "SHARES" means the "A" Ordinary Shares, the "B" Ordinary Shares and the "C" Ordinary Shares which together with the Option Shares comprise the whole of the issued share capital of the Company;

                  "SPECIFIED BENEFITS" means pensions, allowances, lump sums or other like benefits on retirement or on death or on (or following) leaving service with any Group member (other than as a result of retirement or death);

                  "SPECIFIED DEPENDENT" means dependent of any Specified Person;

                  "SPECIFIED PERSON" means person who is a (present or former) director, officer or employee of any Group member, or who has at any time agreed to provide services to any Group member;

                  "STAKEHOLDER SCHEME" means the stakeholder pension scheme designated by the Company and provided by Prudential;

                  "STANDARD SOFTWARE" means off the shelf software packages generally available to the public;

                  "SUBSIDIARIES" means all the subsidiary undertakings (as defined in Section 258 of the 1985 Act) of the Company at the date hereof further details of which are set out in part 2 of schedule 2 and "Subsidiary" shall mean any of them;

                  "TAX CLAIM" means a claim for breach of, or non compliance with a Tax Warranty or a claim under the Tax Covenant;

                  "PURCHASER'S SOLICITORS" means Taylor Wessing of Carmelite, 50 Victoria Embankment, Blackfriars, London, EC4Y 0DX;

                  "TAX COVENANT" means any covenant set out in part 3 of
                  schedule 4;

                  "TAX WARRANTIES" means the warranties on the part of the Warrantors in relation to taxation set out in part 2 of schedule 4;

                  "TAXES ACT" means the Income and Corporation Taxes Act 1988;

                  "UNAGREED CLAIM" means any claim against the Warrantors for breach of the Warranties or any claim under the Tax Covenant which is notified in writing by the Purchaser to the Warrantors stating in reasonable detail the nature of the claim and the amount claimed by the Purchaser on or before the second anniversary of the Completion Date, in respect of a claim for breach of the Share Warranties, or on or before the sixth anniversary of the Completion Date, in respect of a claim for breach of the Tax Warranties or the Tax Covenant;

                  "VAT" means value added tax;

                  "VEHICLE" means a truck, trailer, van or similar commercial vehicle but, for the avoidance of doubt, excluding any cars;

                  "VEHICLE LEASE" means a lease of one or more Vehicles by a Group member;

                  "VENDORS' SOLICITORS" or "WARRANTORS' SOLICITORS" means DLA of Princes Exchange, Princes Square, Leeds LS1 4BY;

                  "WARRANTIES" means the Share Warranties and the Tax
                  Warranties;

                  "WARRANTORS" means Andrew Peter Hinton, Nicholas Andrew Wyatt and Terence John Hewitt;

                  "WARRANTY CLAIM" means any claim for breach of or non-compliance with any of the Share Warranties or the Tax Warranties.

                  "WRES AGREEMENT" means the agreement dated 13 October 2003 between (1) White Rose Environmental Limited and Facultatieve Technologies Limited (2) Waste Per Se Limited and (3) WRE Services Limited in respect of the sale of WRE Services Limited;

         1.2      In this agreement where the context admits:

                  1.2.1 save in relation to schedule 4, words and phrases which are defined or referred to in or for the purposes of the Companies Acts have the same meanings in this agreement (unless otherwise expressly defined in this agreement);

                  1.2.2 sections 5, 6, 8 and 9 of and schedule 1 to the Interpretation Act 1978 apply in the same way as they do to statutes;

         1.2.3 reference to a statute, statutory provision or regulation includes reference to:

                  1.2.3.1 any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

                  1.2.3.2 any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this agreement would increase the liability of any of the parties hereto (other than in relation to Taxation which shall be dealt with in accordance with the provisions of schedule 4);

         1.2.4 reference to statutory obligations shall include obligations arising under Articles of the Treaty establishing the European Community and regulations and directives of the European Union as well as United Kingdom acts of Parliament and subordinate legislation;

         1.2.5 reference to a clause, schedule or paragraph is to a clause, schedule or a paragraph of a schedule of or to this agreement respectively;

         1.2.6 reference to the parties to this agreement includes their respective successors, permitted assigns and personal representatives;

         1.2.7 reference to any party to this agreement comprising more than one person includes each person constituting that party;

         1.2.8    reference to any gender includes the other genders;

         1.2.9 reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

         1.2.10 the index, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement;

         1.2.11   this agreement incorporates the schedules to it;

         1.2.12 where any statement is qualified by the expression "to the best of the knowledge information and belief of the Warrantors" or "so far as the Warrantors are aware" or any similar expression (each a "knowledge qualifier"), each Warrantor shall be deemed to have knowledge of anything of which the other Warrantors have actual knowledge including the actual knowledge any of them may have having made reasonable enquiry of each of Colm Croskery, Stephen Middleton and Helen Inch and Dave Hughes and, in relation to the warranties set out in paragraphs 6.5 to 6.9 (inclusive) and paragraphs 20.1 to 20.3 (inclusive) of schedule 3, Ivan Squires and John Bean. For the purposes of this agreement it is agreed that the Warrantors will satisfy their obligations to make reasonable enquiry if they meet with each of the persons named above in the presence of the Vendors' Solicitors, review with each such person all of the Warranties (other than Ivan Squires and John
                  Bean), and ask each such person to confirm that he or she believes that each such Warranty is true and correct (without regard to any knowledge qualifier so that such persons are not questioned about what they believe the Warrantors know) and, if he or she cannot do so, to disclose any inaccuracies or omissions that would have to be corrected in order for him or her to provide such confirmation;

         1.2.13 the "agreed form" in relation to any document means the form agreed between the parties to this agreement and, for the purposes of identification only, initialled by or on behalf of the parties.

2.       SALE AND PURCHASE OF SHARES

         2.1 Each of the Vendors shall sell or procure the sale of the number of Shares set opposite his name in column (2) of schedule 1 and the Purchaser shall purchase the Shares with full title guarantee and free from all Encumbrances and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including all dividends and distributions declared paid or made in respect of them on or after the date of this agreement.

         2.2 Each of the Vendors hereby waives any right of pre-emption or other restriction on transfer in respect of the Shares and the Option Shares or any of them conferred on him under the articles of association of the Company or otherwise.

3.       CONSIDERATION

         3.1 The Consideration payable by the Purchaser to the Vendors for the purchase of the Shares shall be thirty three million one hundred and eleven thousand and fifty five pounds ((pound)33,111,055) subject to the following adjustments:

                  3.1.1 there shall be added an amount, if any, by which the Net Asset Value is greater than(pound)12,332,544; and

                  3.1.2 there shall be deducted an amount, if any, by which the Net Asset Value is less than(pound)12,332,544.

         3.2      At Completion, the Purchaser shall:

                  3.2.1 pay twenty six million eight hundred and sixty one thousand and fifty five pounds ((pound)26,861,055)in cash on account of the Consideration which shall be apportioned between the Vendors as set out in column 3 of schedule 1; and

                  3.2.2 allot to the Warrantors the number of Loan Notes set opposite their respective names in column 4 of schedule 1.

         3.3 Within five Business Days starting on the day after agreement, deemed agreement or determination of the Completion Accounts in accordance with schedule 7:

                  3.3.1 if the Consideration payable under clause 3.1 exceeds the aggregate amount paid under clause 3.2, the Purchaser and the Warrantors shall instruct their respective solicitors to pay an amount of (pound)500,000 from the Escrow Account to the Warrantors and the Purchaser shall pay to the Warrantors the amount of the excess, both such sums being apportioned between the Warrantors in the proportions set out in column 5 of schedule 1; or

                  3.3.2 if the aggregate amount paid under clause 3.2 exceeds the Consideration payable under clause 3.1 and the amount of that excess is equal to or less than (pound)500,000 the Purchaser and the Warrantors shall instruct their respective Solicitors to pay (a) the amount of the excess from the Escrow Account to the Purchaser and (b) the difference between the amount of the excess and (pound)500,000 from the Escrow Account to the Warrantors in the proportions set out in column 5 of schedule 1;

                  3.3.3 if the aggregate amount paid under clause 3.2 exceeds the Consideration payable under clause 3.1 and the amount of that excess exceeds(pound)500,000 the Purchaser and the Warrantors shall instruct their respective Solicitors to pay an amount of(pound)500,000 from the Escrow Account to the Purchaser and the Warrantors shall repay to the Purchaser at the same time the amount by which such excess exceeds (pound)500,000, such liability to repay being apportioned between the Warrantors in the proportions set out in column 5 of schedule 1. If the Warrantors fail to make a repayment to the Purchaser under this clause 3.3.3 within five Business Days after the repayment is due, the Purchaser may (without prejudice to its other rights) at any time pending such repayment require the amount (including all interest due under clause 3.4 to the date of repayment) to be paid from the Escrow Amount, in which case:

                           (a) the Purchaser and the Warrantors shall instruct their respective solicitors to make the payment to the Purchaser; and

                           (b) the Warrantors shall be required to pay into the Escrow Account the amount paid out of it under this clause plus an amount equal to interest on it at the rate of 5 per cent per annum over the base rate of Barclays Bank PLC (whether before or after judgment). Interest shall be paid from the date repayment should have been made by the Warrantors to the Purchaser pursuant to this clause 3.3 to the date of payment into the Escrow Account and accrues and is payable from day to day.

         3.4 In any circumstance not covered by clause 3.3.3(b), if a party fails to pay any sum due by it under clause 3.3 of this agreement on the due date for payment in accordance with the provisions of this agreement, the party shall pay interest on the amount payable from the due date until the date on which the party's obligation to pay the sum is discharged at the rate of 5 per cent per annum over the base rate of Barclays Bank PLC (whether before or after judgment). Interest accrues and is payable from day to day.

         3.5 A payment to be made under this clause 3 shall be made by telegraphic transfer to an account notified by the party due to receive the payment to the other party not later than two Business Days before the date of the payment or if no such notification is made by cheque, provided that all amounts payable to the Warrantors shall be paid to the Vendors' solicitors by telegraphic transfer whose receipt shall be sufficient discharge for such sum and the Purchaser shall not be required to see the application thereof.

         3.6 The parties shall comply with the provision of schedule 7 with respect to the matters contained in that schedule.

         3.7 In the event that any part of the consideration in the sum of(pound)96,675 due to the Company after the date of this agreement, pursuant to the terms of the WRES Agreement, is not received by the Company in accordance with the terms of the WRES Agreement, the Warrantors hereby agree to pay to the Purchaser, within 5 Business Days of receipt of notice by the Warrantors that a relevant sum has not been paid, an amount equal to such sum which has not so been paid. The Purchaser shall, if requested in writing by the Warrantors, at the cost of the Warrantors, assign all and any assignable rights which the Company has in respect of any such unpaid sums to the Warrantors provided that prior to such assignment, the Purchaser and/or the Company is indemnified to their reasonable satisfaction against any costs, liabilities, charges and expenses which it may incur which result directly from such assignment. In the event any monies are received by the Company pursuant to the terms of the WRES Agreement in respect of which the Warrantors have made a payment to the Company pursuant to this clause 3.7 then the Purchaser shall forthwith pay an amount equal to the sum received by the Company to the Warrantors. If any party fails to pay any sum due by it under this clause 3.7 on the due date for payment, the party shall pay interest on the amount payable from the due date until the date on which the party's obligation to pay the sum is discharged at the rate of 5 per cent per annum over the base rate of Barclays Bank PLC (whether before or after judgement). Interest accrues and is payable from day to day.

4.       COMPLETION

         4.1 Completion shall take place at the offices of the Vendors' Solicitors on the Completion Date when each of the parties shall comply with the provisions of schedule 5.

         4.2 The Purchaser shall not be obliged to complete the purchase of the Shares under this agreement unless the Vendors comply fully with their obligations under schedule 5 and unless the purchase of all the Shares and Option Shares is completed but the

                  Purchaser may nevertheless elect to complete the purchase of some of the Shares and/or Option Shares without prejudice to its rights against the defaulting Vendors.

5.       ESCROW ACCOUNT AND CLAIMS AGAINST THE WARRANTORS

         5.1 The Purchaser shall procure that at Completion(pound)1,500,000 ((pound)1,000,000 in respect of claims under the Warranties and Tax Covenant and(pound)500,000 in respect of settlement of the Net Asset Value) of the Consideration shall be paid into the Escrow Account to be dealt with pursuant to the terms of clause 3 and this clause 5. The provisions of clause 3 shall apply in relation to the payment of monies out of the Escrow Account in relation to the adjustment of the Consideration dependent on the Net Asset Value. The remaining provisions of this clause 5 and clause 8 (in respect of set off against the Loan Notes) shall apply in relation to the payment of monies out of the Escrow Account in relation to any Settled or Unagreed Claims.

         5.2 Provided that there are no unsatisfied Settled Claims or Unagreed Claims on the Repayment Date, the balance (if any) in the Escrow Account (less if applicable any amount remaining in the Escrow Account pending Settlement of the Net Asset Value) shall be paid to the Warrantors.

         5.3 The Purchaser and the Warrantors shall procure that there shall be paid out of the Escrow Account the amount of any Settled Claim within five Business Days of any claim becoming a Settled Claim and the amount of such payment shall pro tanto satisfy the liability concerned.

         5.4 If there are any outstanding Unagreed Claims on the Repayment Date then the aggregate amount of all such claims as estimated either by Queen's Counsel selected by the Purchaser in its reasonable discretion and at its cost or by the Purchaser itself (as the case may be) shall remain in the Escrow Account until such time as the relevant Unagreed Claims become Settled Claims and the amount (if any) by which the amount in the Escrow Account exceeds the estimated amount of the Unagreed Claims shall be paid to the Warrantors. When the Unagreed Claims become Settled Claims, the amount of the Settled Claims shall be paid to the Purchaser and the amount of such payment shall pro tanto satisfy the liability concerned and the balance of the amount retained in the Escrow Account in respect of the relevant claims (if any) shall be paid to the Warrantors. If the Purchaser does not obtain an opinion of Queen's Counsel that an outstanding Unagreed Claim is likely to succeed and Queen's Counsel's best estimate of the claim, then the Purchaser shall pay interest on the excess (if any) of the amount retained in the Escrow Account in respect of the Unagreed Claim over the amount of the Settled Claim when the Unagreed Claim becomes a Settled Claim. The rate of interest payable on such excess shall be 5 per cent per annum over the base rate of Barclays Bank PLC and shall accrue from day to day from the Repayment Date to the date of payment and be paid within five Business Days after the Unagreed Claim becomes a Settled Claim. The amount of interest otherwise payable by the Purchaser shall be reduced by the interest paid or payable to the Warrantors under clause
                  5.5 in respect of the excess for the period from the Repayment Date to the date of the Purchaser's payment of interest on the excess.

         5.5 Any interest earned on the money in the Escrow Account shall be due and paid to the party entitled to the relevant amount of principal.

         5.6 All amounts payable to the Warrantors from the Escrow Account, pursuant to clause 3.3, this clause 5 and clause 8 shall be paid to the Vendors' Solicitors by electronic funds transfer whose receipt shall be sufficient discharge for such sum and the Purchaser shall not be concerned to see the application thereof.

6.       WARRANTIES

         6.1 As at the date of this agreement, the Warrantors severally warrant to the Purchaser in the terms set out in schedule 3 and part 2 of schedule 4.

         6.2 Each of the Warranties shall be construed as a separate and independent warranty and (except where this agreement provides otherwise) shall not be limited or restricted by any other Warranty.

         6.3 The rights and remedies of the Purchaser in respect of any breach of any of the Warranties shall survive Completion.

         6.4 Except in respect of any misrepresentation, inaccuracy or omission which has been made fraudulently each of the Vendors waives and may not enforce any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group or its officers or employees in enabling the Vendors to enter this agreement, give the Warranties or to prepare the Disclosure Letter.

         6.5      The Warranties are given subject to matters Disclosed.

         6.6 The Purchaser acknowledges and represents to the Vendors that it has not relied on any representations or warranties made by the Vendors or on their behalf by any person other than those included in this Agreement or any other agreement entered into pursuant to or for the purposes of this Agreement.

         6.7 The Purchaser's sole remedy in the event of any breach of any warranty, undertaking or covenant in this agreement or the Tax Covenant or any other agreement to be entered into pursuant to or for the purposes of this agreement shall be in damages for breach of contract and (for the avoidance of doubt) the Purchaser shall have no right to rescind or terminate this agreement or any such other agreement after Completion.

         6.8 The Purchaser acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this agreement or not) other than as expressly set out in this agreement as a Warranty. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

         6.9 The provisions of schedule 8 shall have effect in respect of the Vendors' liability under this agreement;

         6.10 No representations, Warranties, indemnities or other assurance or comfort whatsoever are given under this agreement in favour of the Purchaser in relation to the state and repair of the incinerators operated by members of the Group and no representations, Warranties, indemnities or other statements (whether written or oral) made under or in connection with this agreement shall be construed so as to relate to such matters and the Purchaser will be deemed to have relied exclusively on their own investigations of all such matters provided that the state and repair of the incinerators may be used as evidence of breach of the Warranty in paragraph 6.9 of schedule 3.

         6.11 Except as set out in paragraph 20 of schedule 3, no representations, Warranties indemnities or other assurance or comfort whatsoever are given under this agreement in favour of the Purchaser in relation to environmental matters and no representations, Warranties, indemnities or other statements (whether written or oral) made under or in connection with this agreement shall be construed so as to relate to such matters and the Purchaser will be deemed to have relied exclusively on their investigations of all such matters.

         6.12 Except as set out in part 2 of schedule 3, no representations, Warranties indemnities or other assurance or comfort whatsoever are given under this agreement in favour of the Purchaser in relation to the Properties and no representations, Warranties, indemnities or other statements (whether written or oral) made under or in connection with this agreement shall be construed so as to relate to such matters and save as set out in part 2 of schedule 3 the Purchaser will be deemed to have relied exclusively on their investigations of all such matters.

7.       WARRANTORS' COVENANTS

         7.1 Each of the Warrantors severally undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) he will not at any time after Completion:

                  7.1.1 use or procure or cause or (so far as he is able) permit the use of any name or names identical or similar to or including the words "White Rose Environmental" or "Sharpsmart" or any of the names or names identical or similar to the Subsidiaries or any colourable imitation thereof in connection with any activity whatsoever;

                  7.1.2 (except as required by law) disclose or divulge to any person (other than to officers or employees of the Purchaser whose province it is to know the same) or use (other than for the benefit of the Purchaser) any Confidential Information which may be within or have come to his knowledge;

                  7.1.3 do or say anything which is intended to damage the goodwill or reputation of the Company or any other member of the Group or of any business carried on by any member of the Group.

         7.2 Each of the Warrantors severally undertakes to and covenants with the Purchaser that he will not, unless otherwise agreed in writing by the Purchaser, for a period of three years after the date of this agreement, either on his own behalf or jointly with or as an officer, manager, employee, adviser, consultant or agent for any other person, directly or indirectly:

                  7.2.1 approach, canvass, solicit or otherwise act with a view to enticing away from or seeking in competition with any business of the Company or any of the Subsidiaries the custom of any person who at any time during the period of

                           12 months preceding the Completion Date or at any time thereafter prior to his ceasing to be employed by the Company is or has been a customer of the Company or any of the Subsidiaries and during such period he shall not use his knowledge of or influence over any such customer to or for his own benefit or the benefit of any other person carrying on business in competition with the Company or any of the Subsidiaries or otherwise use his knowledge of or influence over any such customer to the detriment of the Company or any of the Subsidiaries;

                  7.2.2 approach, canvass, solicit, engage or employ or otherwise endeavour to entice away or aid or assist any other person or persons in employing or otherwise retaining the services of any person who at any time during the period of 12 months preceding the Completion Date has been an employee (other than in a junior administrative or secretarial capacity), officer, manager, consultant, sub-contractor or agent of the Company or any of the Subsidiaries with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business in competition with the business carried on by the Company or any of the Subsidiaries;

                  7.2.3 be engaged, concerned or interested, whether as an employee or in any other capacity, in any business concern within Great Britain which is involved in (i) the handling, collection, transportation, transfer, processing, storage, treatment or disposal of clinical waste or (ii) any other business in which any Group member was engaged at any time during the period of 24 months prior to the Completion Date.

         7.3 Each of the covenants contained in clauses 7.1 and 7.2 shall constitute an entirely separate and independent restriction on each of the Warrantors.

         7.4 Nothing in this clause 7 shall prohibit any of the Warrantors from directly or indirectly holding shares or stock quoted or dealt in on a recognised investment exchange (as defined in the FSMA) so long as not more than one per cent per Warrantor or five per cent on aggregate of the shares or stock of any class of any one company is so held.

         7.5 The Warrantors and each of them agree and acknowledge that the restrictions contained in this clause 7 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares but, in the event that any such restriction shall be found to be void or unenforceable but would be valid and effective if some part or parts thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

         7.6 If a breach of this clause 7 occurs, the Warrantors and the Purchaser agree that damages alone are likely not to be sufficient compensation and that injunctive relief is reasonable and is likely to be essential to safeguard the interests of the Purchaser and of any member of the Group and that injunctive relief (in addition to any other equitable remedies) may (subject to the discretion of the courts) be obtained.

8.       SET OFF AGAINST LOAN NOTES

         8.1 In the event that there is a Settled Claim which is not satisfied by a payment out of the Escrow Account pursuant to clause 5, the Purchaser shall be entitled to set off the amount of such Settled Claim against the Loan Notes by cancellation of a relevant amount thereof, in accordance with the provisions of condition 7.1 of schedule 2 of the Loan Notes, the amount of such set off being apportioned between the Warrantors in the proportions set out in column 5 of schedule 1.

         8.2 If there are any outstanding Unagreed Claims on the redemption date of the Loan Notes, the Purchaser may withhold payment of a pro rata portion of each Loan Note (determined by reference to the proportions set out in column 5 of schedule 1) equal in the aggregate to the aggregate amount of all such outstanding Unagreed Claims as estimated either by Queen's Counsel selected by the Purchaser in its reasonable discretion and at its cost or by the Purchaser itself (as the case may be) if, and only if, within five Business Days after the redemption date of the Loan Notes, the Purchaser deposits the entire amount withheld into the Escrow Account by electronic funds transfer. The amount deposited shall remain in the Escrow Account until such time as the relevant Unagreed Claims become Settled Claims. When the said Unagreed Claims become Settled Claims, the amount of the Settled Claims shall be paid to the Purchaser and the amount of such payment shall pro tanto satisfy the liability concerned and the balance (if any) of the amount deposited in the Escrow Account in respect of the relevant claims shall be paid to the Warrantors in the proportions set out in column 5 of schedule 1. If the Purchaser does not obtain an opinion of Queen's

                  Counsel that an outstanding Unagreed Claim is likely to succeed and Queen's Counsel's best estimate of the claim, then the Purchaser shall pay interest on the excess (if any) of the amount deposited into the Escrow Account in respect of the Unagreed Claim over the amount of the Settled Claim when the Unagreed Claim becomes a Settled Claim. The rate of interest payable on such excess shall be 5 per cent per annum over the base rate of Barclays Bank PLC and shall accrue from day to day from the redemption date of the Loan Notes to the date of payment and be paid within five Business Days after the Unagreed Claim becomes a Settled Claim. The amount of interest otherwise payable by the Purchaser shall be reduced by the interest paid or payable to the Warrantors under clause 5.5 in respect of the excess for the period from the redemption date of the Loan Notes to the date of the Purchaser's payment of interest on the excess.

9.       TAXATION

         The provisions of schedule 4 shall apply with respect to the matters contained or referred to therein.

10.      FURTHER ASSURANCE AND ATTORNEY

         10.1 On and after Completion, the Vendors shall, at the request of the Purchaser, do and execute or procure to be done and executed all such acts, deeds, documents and things as may be necessary to give effect to this agreement.

         10.2 Each of the Vendors hereby irrevocably appoints the Purchaser as its true and lawful attorney pending the Purchaser's registration as a member of the Company for a period of three months after the date of this agreement generally in respect of the Shares and in particular to attend and vote at general meetings of the Company and with power on that Vendor's behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which the Purchaser would be entitled to execute, deliver and do and exercise if the Purchaser was registered as the holder of the Shares with power to sub-delegate this power.

         10.3 Each of the Vendors agrees that, for so long as any Shares remain registered in his name, he will:

                  10.3.1 not exercise any of his rights as a member of the Company or appoint any other person to exercise such rights;

                  10.3.2 hold on trust for and pay or deliver to the Purchaser any distributions or notices, documents or other communications which may be received after the date of this agreement by that Vendor, in his capacity as a member of the Company, from the Company or any third party;

                  10.3.3 on request by the Vendor, ratify all documents executed and acts done by the Vendor as his attorney.

11.      ANNOUNCEMENTS

         No announcement, communication or circular concerning this agreement shall be made (whether before or after the Completion Date) by or on behalf of the parties hereto without the prior approval of the other or others (such approval not to be unreasonably withheld or delayed) save for such announcements as may be required by law in any jurisdiction or the US Securities and Exchange Commission.

12.      COSTS

         Subject to the provisions of paragraph 6 of part 1 of schedule 7, each of the parties shall bear and pay its own legal, accountancy and other fees and expenses incurred in and incidental to the preparation and implementation of this agreement and of all other documents in the agreed form.

13.      SUCCESSORS AND ASSIGNMENT

         13.1 This agreement shall be binding on and enure for the benefit of each party's successors and personal representatives but shall not be assignable except that:

                  13.1.1 the Purchaser may assign the whole or any part of the benefit of this agreement (either entirely or jointly with itself) to any person providing the Purchaser with finance for the Consideration or to any member of the Purchaser's Group; or

                  13.1.2 the Purchaser (and any assignee of the Purchaser or of any such assignee) may assign to any person to whom the Purchaser has sold any Shares or any of the assets or businesses of any member of the Group the benefit of the restrictive covenants set out in clause 7.

         13.2 Except as otherwise expressly provided, all rights and benefits under this agreement are personal to the parties and may not be assigned at law or in equity without the prior written consent of each other party.

14.      ENTIRE AGREEMENT

         14.1 This agreement (including the schedules to it) and any documents in the agreed form and the Disclosure Letter ("ACQUISITION DOCUMENTS") constitute the entire agreement between the parties with respect to the subject matter of this agreement.

         14.2 Except for any misrepresentation or breach of warranty which constitutes fraud:

                  14.2.1 the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter thereof and any representations and warranties previously given or made;

                  14.2.2 each party acknowledges to the other (and shall execute the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the warranties contained in such documents;

                  14.2.3 each party hereby irrevocably and unconditionally waives any right it may have to rescind this agreement or any other of the Acquisition Documents for any reason whatsoever or to claim damages for any mis-representation;

                  14.2.4 each party hereby irrevocably and unconditionally waives any right it may have to claim damages by reason of any warranty not set forth in any such document.

         14.3 Each of the parties acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 14 are reasonable.

15.      VARIATIONS

         No variation of this agreement or any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of each of the parties to this agreement.

16.      WAIVER

         No waiver by any party to this agreement of any breach or non-fulfilment by any other party to this agreement of any provisions of this agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this agreement shall constitute a waiver thereof. No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

17.      AGREEMENT CONTINUES IN FORCE

         This agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.

18.      SEVERABILITY

         The invalidity, illegality or unenforceability of any provisions of this agreement shall not affect the continuation in force of the remainder of this agreement.

19.      NOTICES

         19.1 Any notice to be given pursuant to the terms of this agreement shall be given in writing to the party due to receive such notice at its or his address set out in this agreement or such other address as may have been notified to the other parties in accordance with this clause 19.

         19.2 Notice shall be delivered personally or sent by prepaid recorded delivery or registered post (first class if wholly within the UK or otherwise by airmail) or by facsimile transmission provided that the sender shall have received printed confirmation of transmission.

         19.3 Any notice or other communication delivered or sent shall be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that if that time is between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days. For the purposes of this clause "Relevant Day" means any day other than a Saturday, Sunday or a day which is a public holiday at the postal address of the receiving party.

20.      COUNTERPARTS

         This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

21.      THIRD PARTY RIGHTS

         A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

22.      MISCELLANEOUS

         22.1 The Purchaser may release or compromise the liability of or institute proceedings or obtain judgement against a Vendor under this agreement, or grant to a Vendor time or other indulgence without affecting the liability of any other Vendor under this agreement or the Purchaser's rights against any other party.

         22.2 The rights conferred on the Purchaser in this agreement are cumulative and in addition to all other rights available to the Purchaser.

23.      GOVERNING LAW AND JURISDICTION

         23.1 This agreement shall be governed by and construed in accordance with the laws of England.

         23.2 The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly, any suit, action or proceedings (together in this clause 23 referred to as "PROCEEDINGS") arising out of or in connection with this agreement shall be brought in such courts.

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement as a deed.

                                   SCHEDULE 1

            DETAILS OF THE VENDORS, THE SHARES AND THE CONSIDERATION

       (1)                         (2)                           (3)                     (4)              (5)
                                                                 CASH
                                                         (a)             (b)
                                                                    PAYABLE INTO
                               NO. AND CLASS        PAYABLE ON       THE ESCROW          LOAN
NAME AND ADDRESS                OF SHARES            COMPLETION       ACCOUNT            NOTES         PROPORTIONS
Andrew Peter Hinton         67,002 A Ordinary    (pound)7,630,842   (pound)670,005  (pound)2,791,688       44.667%
Frazer Lodge
2 Allerton Park
Leeds
West Yorkshire
LS7 4ND

Andrew Peter Hinton and     22,332, A Ordinary   (pound)3,697,180   (pound)0        (pound)0                    0%
Penelope Jane Sanders of
Frazer Lodge, 2 Allerton
Park, Leeds, West
Yorkshire LS7 4ND and
Christopher Winston
Jones of Elizabeth House,
Queen Street, Leeds,
West Yorkshire LS1
2TW as trustees of The
AP Hinton 2001
Accumulation and
Maintenance Settlement

Nicholas Andrew Wyatt       55,333 B Ordinary    (pound)7,016,516   (pound)414,998  (pound)1,729,156      27.6665%
25 South Drive
Harrogate
North Yorkshire
HG2 8AT

Terence John Hewitt         55,333 C Ordinary    (pound)7,016,516   (pound)414,998  (pound)1,729,156      27.6665%
21 Christopher Bushell
Way
Ashford
Kent
TN24 9PY

                                   SCHEDULE 2

                                     PART 1

                                   THE COMPANY

1.       REGISTERED NUMBER:                                         4057457

2.       DATE OF INCORPORATION:                                     22/08/2000

3.       PLACE OF INCORPORATION:                                    England and Wales

4.       REGISTERED OFFICE:                                         Pannell House, 6 Queen Street, Leeds LS1 2TW

5.       PRINCIPAL BUSINESS:                                        9,000 - Refuse disposal, sanitation etc

6.       AUTHORISED SHARE CAPITAL:                                  (pound)222,222

         DESCRIPTION:                                               Ordinary  shares of(pound)1 divided  into the  following
                                                                    classes:

                                                                    89,334 'A' Ordinary        55,333 'C' Ordinary
                                                                    55,333 'B' Ordinary        22,222 'D' Ordinary

         NUMBER OF SHARES:                                          222,222

7.       ISSUED SHARE CAPITAL:                                      (pound)211,937

         DESCRIPTION:                                               89,334 'A' Ordinary        55,333 'C' Ordinary
                                                                    55,333 'B' Ordinary        11,937 'D' Ordinary

         NUMBER OF SHARES:                                          211,937

         AMOUNT PAID UP:                                            (pound)211,937

8.       ISSUED LOAN CAPITAL:                                       Nil

9.       DIRECTORS - FULL NAMES AND USUAL RESIDENTIAL ADDRESSES:    Terence John               Nicholas Andrew
         RESIDENTIAL ADDRESSES:                                     Hewitt                     Wyatt
                                                                    Pannell House              Pannell House
                                                                    6 Queen Street             6 Queen Street
                                                                    Leeds                      Leeds
                                                                    LS1 2TW                    LS1 2TW

                                                                    Andrew Peter               Stephen John
                                                                    Hinton                     Middleton
                                                                    Pannell House              Pannell House
                                                                    6 Queen Street             6 Queen Street
                                                                    Leeds                      Leeds
                                                                    LS1 2TW                    LS1 2TW

10.      SECRETARY - FULL NAME AND USUAL                            Stephen John Middleton
         RESIDENTIAL ADDRESS:                                       Pannell House
                                                                    6 Queen Street
                                                                    Leeds
                                                                    LS1 2TW

11.      ACCOUNTING REFERENCE DATE:                                 31 March

12.      AUDITORS:                                                  PFK, Pannell House, 6 Queen Street, Leeds, LS1 2TW

                                     PART 2

                                THE SUBSIDIARIES

                                                                                    ISSUED
                          DATE AND                         AUTHORISED                SHARE             PERCENTAGE
   NAME AND               PLACE OF      DIRECTORS AND    SHARE  CAPITAL           CAPITAL (POUND)      OWNED BY THE
REGISTERED NO.          INCORPORATION    SECRETARY       (POUND)AND NO.)             AND NO.)            COMPANY
WHITE ROSE              2 October       Terence John     (pound)78,110,000        1,000                100%
ENVIRONMENTAL           1989            Hewitt           consisting of            ordinary             subsidiary of
OPERATIONS                                               77,110,000                                    White Rose
LIMITED                 England and     Andrew Peter     ordinary shares                               Environmental
2428371                 Wales           Hinton           of(pound)1 each and                           Limited
                                        Nicholas         1,000,000                                     (Company
                                        Andrew Wyatt     deferred shares                               No. 4057547)
                                                          of(pound)1 each
                                        Stephen John
                                        Middleton
                                        (Director and
                                        Secretary)

CLINICAL WASTE          11 May 1988     Terence John     (pound)4 consisting of   (pound)4             100%
LIMITED                                 Hewitt           40 ordinary              consisting           subsidiary of
2256045                 England and                      shares of(pound)0.10     of 40                White Rose
                        Wales           Andrew Peter     each                     ordinary             Environmental
                                        Hinton                                    shares of            Operations
                                                                                  (pound)0.10 each     Ltd
                                                                                                       (Company No
                                        Nicholas                                                       2428371)
                                        Andrew Wyatt

                                        Stephen John
                                        Middleton
                                        (Secretary)

DYVELL                  15 August       Terence John     (pound)28,012            (pound)14,628        100%
(HOLDINGS)              1990            Hewitt           consisting of            consisting           subsidiary of
LIMITED                                                  28,012 ordinary          of 14,628            White Rose
2531375                 England and     Andrew Peter     shares of(pound)1        ordinary             Environmental
                        Wales           Hinton           each                     shares of(pound)1    Operations
                                                                                  each                 Limited
                                        Nicholas                                                       (Company No
                                        Andrew Wyatt                                                   2428371)

                                        Stephen John
                                        Middleton
                                        (Secretary)

DYVELL                  30 September    Terence John     (pound)1,000             (pound)2             100%
INCINERATION            1993            Hewitt           consisting of            consisting           subsidiary of
SERVICES                                                 1,000 ordinary           of 2                 Dyvell
LIMITED                 England and     Andrew Peter     shares of(pound)1        ordinary             (Holdings)
                        Wales           Hinton                                    shares of(pound)1

                                                                                    ISSUED
                          DATE AND                         AUTHORISED                SHARE             PERCENTAGE
   NAME AND               PLACE OF      DIRECTORS AND    SHARE  CAPITAL           CAPITAL (POUND)      OWNED BY THE
REGISTERED NO.          INCORPORATION    SECRETARY       (POUND)AND NO.)             AND NO.)            COMPANY
2858330                                 Nicholas         each                     each                 Ltd
                                        Andrew Wyatt

                                        Stephen John
                                        Middleton
                                        (Secretary)

DYVELL LIMITED          7 June 1991     Terence John     (pound)2,000,000         (pound)1,100,000     100%
2618679                                 Hewitt           consisting of            consisting           subsidiary of
                        England and                      2,000,000                of                   Dyvell
                        Wales           Andrew Peter     ordinary shares          1,100,000            (Holdings)
                                        Hinton           of(pound)1 each          ordinary             Ltd
                                                                                  shares of(pound)1
                                        Nicholas                                  each
                                        Andrew Wyatt
                                        Stephen John
                                        Middleton
                                        (Secretary)

DYVELL WASTE            25 August       Terence John     (pound)1,000             (pound)2             100%
CARE LIMITED            1993            Hewitt           consisting of            consisting           subsidiary of
2847513                                                  1,000 ordinary           of 2                 Dyvell
                        England and     Andrew Peter     shares of(pound)1        ordinary             (Holdings)
                        Wales           Hinton           each                     shares of(pound)1     Ltd
                                                                                  each
                                        Nicholas
                                        Andrew Wyatt
                                        Stephen John
                                        Middleton
                                        (Secretary)

                                   SCHEDULE 3

                                 THE WARRANTIES

                                     PART 1

                                     GENERAL

1.       CAPACITY AND OWNERSHIP OF SHARES

         1.1 Each Vendor has full power and authority and has taken all action necessary to execute and deliver and to exercise his rights and perform his obligations under this agreement and each of the documents in the agreed form to be executed on or before Completion which constitute valid and binding obligations on each Vendor in accordance with their terms.

         1.2 The execution and delivery of, and the performance by each Vendor of his obligations under each of the documents mentioned in paragraph 1.1 above does not require the consent of a third party and will not result in a breach of or entitle any third party to terminate or avoid any agreement, arrangement, order, judgment or decree of any court or any governmental agency to which he is a party or by which it or its assets is bound or from which he benefits.

         1.3 The Shares constitute the whole of the allotted and issued share capital of the Company and have been properly allotted and issued.

         1.4 The details of the share capital of each member of the Group set out in Schedule 2 are correct. The Company or a Subsidiary is the sole legal and beneficial owner of all the issued shares in each Subsidiary.

         1.5 No person has any present, future or contingent right to call for the allotment, conversion or transfer of or to be entered into the register of members as the holder of any share or loan capital of any member of the Group and there is no Encumbrance on, over or affecting the Shares or any of them or the shares in the Subsidiaries or any unissued shares in the capital of the Company and there is no agreement or commitment to give or create any Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to an Encumbrance in relation thereto.

         1.6 Each Vendor is the sole legal and beneficial owner of the number of Shares set out against his name in Schedule 1.

         1.7 Each Vendor is entitled to sell and transfer the full legal and beneficial ownership in his Shares to the Purchaser and such sale will not result in any breach of or default under any agreement or other obligation binding upon the Vendors or any of them or any of their respective property.

         1.8 Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of the Company or any Subsidiary (including, without limitation, an option or right of pre-emption or conversion).

         1.9 There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against any of the Vendors in respect of the Shares or the shares in the Subsidiaries or the Vendors' entitlement to dispose of the Shares or the shares in the Subsidiaries and there are no facts known to the Warrantors or any of them which might give rise to any such proceedings or any such dispute.

         1.10 None of the Shares have been the subject of a transaction at an undervalue within the meaning of part IX or part VI of the Insolvency Act 1986.

         1.11 The Company has not received any notice or any application or notice of any intended application under the provisions of the Companies Acts for the rectification of the register of members of the Company.

         1.12 The Company has not exercised nor purported to exercise or claim any lien over the Shares and no call on the Shares is outstanding and all the Shares are fully paid up.

         1.13 The Company has not at any time given any financial assistance in connection with the purchase of shares as would fall within the provisions of sections 151 to 157 of the 1985 Act.

2.       ACCOUNTS

         2.1 The Accounts and the audited financial statements of each member of the Group have been prepared in accordance with the requirements of the relevant statutes and on a basis consistent with that adopted in the preparation of the audited accounts of each member of the Group for each of the last two preceding financial years and in accordance with all financial reporting standards, statements of standard accounting practice and generally accepted accounting principles and practices in the United Kingdom and give a true and fair view of the assets and liabilities and state of affairs of each member of the Group as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

         2.2 So far as the Warrantors are aware the Accounts make provision for, reserve for or disclose, as appropriate, all known liabilities, whether actual or contingent, whether or not disputed, and all known capital commitments, whether actual or contingent, and all bad or doubtful debts of each member of the Group as at the Accounts Date.

         2.3 In the Accounts the stock in trade and work in progress of each member of the Group have been treated in accordance with SSAP 9 and no change has been made in basis of valuation of stock and work in progress since 21 December 2000.

         2.4 The name and address of the auditors of each member of the Group is set out in the Disclosure Letter.

         2.5 The Management Accounts have been prepared with due care and attention and on a basis consistent with the management accounts of the Company for the financial year ended on the Accounts Date and, taking into account that they were prepared for management purposes only and not to an audit standard, and thus, among other things, do not reflect normal year-end adjustments or include footnote disclosures of a type normally included in audited accounts prepared in accordance with generally accepted accounting principles and practices in the United Kingdom, (i) the Management Accounts do not materially overstate the assets and profits of the Company and do not materially understate its liabilities or losses and (ii) so far as the Warrantors are aware, the Management Accounts (Full
                  Year) (a) give a reasonably accurate view of the assets and liabilities of each member of the Group as at 31 March 2004 and its profits and losses for the 12 month period ended on 31 March 2004 and (b) make provision for, reserve for or disclose, as appropriate, all actual liabilities as at the Accounts Date known to the Warrantors.

         2.6 No member of the Group has its records, systems, controls, data or information, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access) are not under the exclusive ownership and direct control of that member of the Group.

         2.7 Save as set out in the notes to the Accounts and in the Previous Accounts such accounts have not been affected by transactions undertaken by any Group member otherwise than in the ordinary course of its business.

3.       BANK ACCOUNTS AND INDEBTEDNESS

         3.1      In respect of each member of the Group

                  3.1.1 a statement of all its bank, building society, investment and deposit accounts and of the credit or debit balances on them at the Business Day before the date of this agreement is attached to the Disclosure Letter;

                  3.1.2 since such statements there have been no payments out of any such accounts;

                  3.1.3 the total value of the unpresented cheques drawn by it does not exceed(pound)59,456;

                  3.1.4 it has not incurred any borrowings which it has not repaid or satisfied;

                  3.1.5 the amount borrowed by it does not exceed any limitation on its borrowing contained in its articles of association or in any debenture or other deed or document binding on it;

                  3.1.6 it has not received demand for repayment of any borrowing or indebtedness in the nature of borrowing which is repayable on demand, and there has not occurred any event which would entitle (or which with the giving of notice and/or the lapse of time and/or a relevant determination would entitle) any person to require early repayment of any borrowing or indebtedness in the nature of borrowing;

                  3.1.7 it has no bank overdraft facilities, loan facilities, credit facilities, acceptance credits or other financial facilities outstanding or available to it;

                  3.1.8 it has not entered into nor is it negotiating to enter into any debt factoring, discounting or inventory finance arrangement;

                  3.1.9 it has not or engaged in any off balance sheet financing or any financing of a type which would not require to be shown or reflected in the Accounts, had such arrangement or financing been entered into on or before the Accounts Date; and

                  3.1.10 it has not entered into nor is it negotiating to enter into any currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other currency exchange or interest rate protection transaction or combination of them or any option or any similar arrangement.

         3.2 All Encumbrances created by or in favour of any member of the Group which are required to be registered in accordance with the provisions of the Companies Act or in any other relevant jurisdiction have been so registered and comply with all necessary formalities as to registration or otherwise in that jurisdiction; and the registered particulars of Encumbrances created by or in favour of any member of the Group are complete and accurate.

         3.3 No member of the Group is owed any sums other than debts incurred in the ordinary course of trading.

         3.4 No event has occurred causing, or which on intervention or notice by any third party may cause, any floating charge created by any member of the Group to crystallise or any charge created by it to become enforceable, nor has any crystallisation occurred or is any such enforcement in process.

         3.5 So far as the Warrantors are aware no member of the Group has been a third party to any transaction with any third party which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him, would constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 and sections 339 to 344 of the Insolvency Act 1986.

         3.6 No person who is or has to any time within the last three years been a Director or officer of any member of the Group has at any material time been subject to any disqualification order under the Companies Act or under any other legislation relating to the disqualification of directors and officers, or was the subject of any investigation or proceedings capable of leading to a disqualification order being made.

         3.7 No member of the Group has applied for or received any investment grant, building grant, grant under the Local Employment Acts 1970 or 1972 or under any Industry Act or any other governmental grant or allowance or loan subsidy or financial assistance.

         3.8 No circumstances have arisen or could arise as a consequence of events occurring on or before the date of this agreement (including the execution or completion of this agreement) as a result of which:

                  3.8.1 any grant, subsidy, allowance or assistance received by any member of the Group Company is liable to be repaid;

                  3.8.2 any grant, allowance subsidy or assistance for which any member of the Group Company has made application will not be paid or will be reduced.

4.       POSITION SINCE ACCOUNTS DATE

         Since the Accounts Date:

         4.1 the business of the Group has been carried on in the ordinary and usual course and so as to maintain the same as a going concern;

         4.2 save for the disposal of the Company's interest in WRE Services Limited (details of which are disclosed in the Disclosure Letter) no member of the Group has acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including a contingent liability) otherwise than in the ordinary course of business;

         4.3 neither the turnover nor the expenses (direct and indirect) nor the trading position nor the margin of profitability of the Group shows any material deterioration by comparison with the turnover, expenses, trading position and margin of profitability of the Group for the corresponding period in its last completed accounting reference period;

         4.4 there has not been any material change in the assets or liabilities (including contingent liabilities) of the Group as shown in the Accounts except for changes arising from routine payments and from routine supplies of goods or of services in the normal course of trading;

         4.5 there has not been any capitalisation of reserves of the Group and the Group has not issued or agreed to issue any share or loan capital other than that issued at the Accounts Date and has not granted or agreed to grant any option in respect of any share or loan capital and the Group has not repaid any loan capital in whole or in part nor has it, by reason of any default by it in its obligations, become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

         4.6 there has been no resolution of or agreement by the members of the Group or any class thereof (except as provided in this agreement or with the prior written consent of the Purchaser) and in particular there has been no capital reorganisation or other change in the capital structure of the Group;

         4.7 no member of the Group has changed its accounting reference period;

         4.8 no dividend or other distribution (within the meaning of that expression as contained in section 209 or 210 or 418 of the Income and Corporation Taxes Act 1988) has been declared, paid or made by any member of the Group.

5.       BUSINESS NAME

         Neither the Company nor any Subsidiary uses any name for any purpose other than its full corporate name.

6.       ASSETS

         6.1 All the property and assets which are described in the Accounts, the Management Accounts and/or in the books of account or records of the Group as being owned by the Group are:

                  6.1.1 legally and beneficially owned by a member of the Group;

                  6.1.2 in the possession or under the control of the Company;

                  6.1.3 free from all Encumbrances and there is not any agreement or commitment to give or create, and no claim has been made by any person entitled to any Encumbrance.

         6.2 Details of all assets used by the Group which are the subject of any assignment, royalty, overriding royalty, factoring arrangement, leasing, retention or hiring agreement, hire purchase agreement for payment on deferred terms or any similar agreement or arrangement in respect of which annual payments exceed (pound)5,000 are set out in the Disclosure Letter.

         6.3 The plant registers of the Group are attached to the Disclosure Letter and comprise a materially complete and accurate record of all the plant, fixed assets including machinery, equipment and Vehicles owned by the Group and necessary for the continuation of the business of the Group in the ordinary course of business.

         6.4 No member of the Group has assets outside the United Kingdom nor does it have a branch agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders) outside the United Kingdom.

         6.5 In the reasonable opinion of the Warrantors (having regard to their previous experience of such matters) the sums expended since 21 December 2000 and the maintenance works undertaken in respect of fixed plant and machinery have been sufficient to ensure that the plant and machinery is capable of continuing to perform to the standards to which it has performed in the 12 months prior to the Completion Date, as measured by plant availability and utilisation and compliance with applicable Permits and health and safety requirements as adduced by any relevant evidence which may be required to prove the same.

         6.6 Details of all capital expenditure which any member of the Group has contractually committed to incur which:

                  6.6.1 relate to the repair or replacement of plant and machinery; and

                  6.6.2 is in excess of(pound)20,000 per item of plant and machinery are disclosed in the Disclosure Letter.

         6.7 Each of the Vehicle Leases to which any member of the Group is a party contains obligations on the lessor to fully maintain the relevant Vehicle.

         6.8 No member of the Group owns any Vehicles. A list of all Vehicle Leases to which any member of the Group is a party, identifying each Vehicle leased by make, year, model, vehicle registration number and location and the lessor, lessee, term of lease and fee payable, is set out in the Disclosure Letter.

         6.9 The Warrantors are not actually aware of any capital expenditure which any member of the Group must incur in the 12 month period following Completion which relates to the repair or replacement of fixed plant and machinery which is not currently contractually committed to and which would be in excess of (pound)75,000 per item of fixed plant and machinery.

7.       DEBTS

         No member of the Group is owed any sums other than trade debts incurred in the ordinary course of business.

8.       INSURANCE

         8.1 Details of all insurance policies effected by the Group (including a summary of claims and loss experience over the three years to the date of this agreement) have been disclosed to the Purchaser and all such insurance policies are currently in full force and effect.

         8.2 Since 21 December 2000 the Group has not done or omitted to do or suffered anything to be done or not to be done which has or might render any policies of insurance taken out by it in relation to any of the Company's assets void or voidable and there are no claims outstanding under any of such policies of insurance.

         8.3 The Group and its assets are and have since 21 December 2000 at all times been adequately insured against accident, third party and other risks normally or presently insured against by persons carrying on similar businesses to the business of the Company. All premiums due in respect of the insurance policies Disclosed have been paid and the next renewal date for each is a date at least 30 days after Completion.

         8.4 All illnesses, accidents and injuries of which the Warrantors are aware which have been suffered by any employee, workman or any other third party and for which any member of the Group may be liable are fully covered by insurance.

9.       RECORDS

         All the accounts, books, registers, ledgers and financial and other material records of any member of the Group (including all invoices and other records required for VAT purposes) are reasonably up to date and in its possession or under its control; there are no material inaccuracies or discrepancies contained or reflected therein.

10.      CONFIDENTIAL INFORMATION

         10.1 The Company does not use any processes and is not engaged in any activities which involve the misuse or alleged misuse of any confidential information belonging to any third party.

         10.2 The Warrantors are not aware of any actual or alleged misuse by any person of any of its Confidential Information.

         10.3 The Group has not disclosed to any person any of its Confidential Information except where such disclosure was properly made in the normal course of the Group's business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing or using it other than for the purposes for which it was disclosed by the Group.

         10.4 Confidential Information used by the Group is kept strictly confidential and the Group operates and fully complies with procedures which maintain such confidentiality, which confidentiality has not been breached.

11.      INTELLECTUAL PROPERTY

         11.1 The Group is the sole unencumbered legal and beneficial owner and, where registered, the sole registered proprietor of all the Business Intellectual Property.

         11.2 The Business Intellectual Property comprises all Intellectual Property which the Purchaser will require in order to carry on the business of the Group as it has been carried on during the 12 months prior to the Completion Date.

         11.3 The material particulars as to ownership and registration (and applications therefor) of registrable Business Intellectual Property, including priority and renewal dates where applicable, are set out in the Disclosure Letter and such details are accurate.

         11.4 Each and every part of the Business Intellectual Property is valid, subsisting and enforceable and nothing has been done, omitted to be done or permitted by any Group member or its employees or agents whereby any of it has ceased or might cease to be valid, subsisting and enforceable.

         11.5 None of the Business Intellectual Property is the subject of any proceedings for opposition, cancellation, revocation or rectification or claims notified to any Group member in writing by any person (including, without limitation, from any employees or former employees of the Group).

         11.6 The Group has taken all steps necessary for the maintenance and full protection of all the Business Intellectual Property and all rights therein.

         11.7 All application and renewal fees and costs and charges regarding the Business Intellectual Property due on or before Completion have been duly paid in full.

         11.8 No member of the Group has granted or entered into, or is obliged to grant or enter into, any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing to third parties or otherwise permitting or authorising the use or exploitation of the Business Intellectual Property by third parties or which prevent, restrict or otherwise inhibit the Group's freedom to use and fully exploit the Business Intellectual Property (whether now or in the future).

         11.9 None of the Business Intellectual Property is currently being infringed (or would be infringed if valid) or has been so infringed since 21 December 2000 and so far as the Warrantors are aware no third party has threatened any such infringement and so far as the Warrantors are aware none of the Business Intellectual Property is the subject of any claim for ownership or compensation by any third party or any criminal investigation or prosecution in relation thereto.

         11.10 The carrying on of the Group's business as presently constituted does not require, and has not at any time required, any licences or consents from or the making of royalty or similar payments to any third party in respect of Intellectual Property and no Group member is engaged or has not in the three years immediately prior to the date of this agreement been engaged in any activities which, and none of the Group's activities, processes or products, infringe any Intellectual Property or other rights belonging to or vested in any third party. Insofar as any Intellectual Property used by any member of the Group is not owned by that or another member of the Group, its use is validly licensed to the Group member under the agreements listed in the Disclosure Letter.

         11.11 There are no outstanding claims against any member of the Group for infringement of any Intellectual Property used (or which has been used) by it and no such claims have been settled by the giving of any undertakings which remain in force.

         11.12 No member of the Group carries on business or sells any product or service under any name other than its corporate name and the trading names, trade marks, current product names and other trading styles as disclosed to the Purchaser in the Disclosure Letter.

12.      COMPUTER SYSTEMS

         12.1 None of the Group's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic processes whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Group.

         12.2 The Computer Systems have been satisfactorily maintained and have the benefit of the maintenance agreements specified in the Disclosure Letter.

         12.3 Disaster recovery plans, copies of which are set out in the Disclosure Letter, are in effect and in the opinion of the Warrantors are adequate to ensure that the Computer Systems can be replaced or substituted without material disruption to the business of the Group.

         12.4 In the event that any person providing maintenance or support services for the Computer Systems ceases or is unable to do so, the Group has all necessary rights to obtain the source code and all related technical and other information to procure the carrying out of such services by the Group's own employees or by a third party.

         12.5 The Group has technically competent and trained employees to ensure the proper handling operation monitoring and use of the Computer Systems.

         12.6 The Group has adequate procedures to ensure internal and external security of the Computer Systems including procedures for taking and storing, on-site and off-site, back-up copies of computer programs and data.

         12.7 No Group member is currently materially in breach of the terms of any warranty (express or implied), licence, systems supply, data supply, maintenance, service or services agreement with any of its suppliers or customers in respect of Computer Systems.

         12.8 The Group is registered under the Data Protection Act 1984 and, to the extent necessary, has notified the Data Protection Commissioner under the Data Protection Act 1998 and no individual has claimed compensation from the Company under the Data Protection Acts 1984 and 1998.

         12.9 The Group has duly complied with and currently complies with all requirements under the Data Protection Acts 1984 and 1998 including, without limitation:

                  12.9.1 the data protection principles set out under the Data Protection Acts 1984 and 1998;

                  12.9.2 requests from individuals for access to personal data held by it;

                  12.9.3 the requirements relating to the registration and/or notification of processing of personal data;

                  12.9.4 where necessary, under the Data Protection Acts 1984 and 1998, the consent of the data subjects to the processing of personal data relating to them has been obtained.

         12.10 The Group has not received a notice from or been subject to enquiries by the Data Protection Registrar or Commissioner regarding non-compliance or alleged non-compliance by the Group with any provision of the Data Protection Acts 1984 and 1998 (including, without limitation, the data protection principles).

         12.11 No individual has alleged that any member of the Group has failed to comply with the provisions of the Data Protection Acts 1984 and 1998 or claimed compensation from the Company under that Act including for unauthorised disclosure of personal data.

         12.12 The data utilised by the Group in its business and/or transferred by the Group to the Group's customers and/or business partners has been lawfully obtained and the Group is entitled to use the same, transfer the same and grant such rights therein as it grants to its customers and/or business partners in respect of the use of such data.

         12.13 No Group member uses any computer software other than software accurate details of which are summarised in the Disclosure Letter, and Standard Software.

         12.14 Each Group member possesses all necessary licences with respect to its use of third party software and no licence terms have been breached by any Group member.

         12.15 The rights of the Group members to use the Computer Systems will not be affected by the execution of this Agreement or the transaction effected by this Agreement.

         12.16 There are no royalties, licence fees or other fees payable in connection with the use of any part of the Computer Systems other than as expressly set out in the computer contracts appended to the Disclosure Letter.

         12.17 All Proprietary Software is vested in and is legally and beneficially owned solely by a Group member. So far as the Warrantors are aware no third party has asserted or threatened to assert any ownership rights or other adverse claims with regard to any Proprietary Software.

13.      EMPLOYEES

         13.1 None of the officers, employees or consultants (if any) of the Group have given or received notice terminating his employment office or engagement or will be entitled to give notice as a result of the provisions or performance of this agreement.

         13.2 There are no outstanding offers of employment or engagement made to any person with a prospective basic salary of over (pound)28,000 per annum by any Group member and there is no-one with a prospective basic salary of over (pound)28,000 per annum who is accepting an offer of employment or engagement made by any Group member that has not yet taken up that employment or engagement.

         13.3 In respect of each current employee, director or consultant (if any) of the Group all material particulars including their full names, job titles, departments, dates of commencement of employment, ages, notice periods, job location, fees, standard hours of work, salaries all remuneration, incentives, bonuses, expenses, profit-sharing arrangements and other payments, share option schemes and other benefits whatsoever payable are set out in the Disclosure Letter.

         13.4 Particulars of all employees, officers or consultants (if any) whose employment or consultancy was terminated in the last twelve months from this agreement, including the reasons for termination and any payment made in connection with the termination are set out in the Disclosure Letter.

         13.5 The Warrantors are not actually aware (no enquiry having been made other than of Helen Inch) of any current director, employee or consultant (if any) who has stated that he will leave office or employment or engagement otherwise than through normal retirement within the 12 months following the date of this agreement. No current director, employee or consultant is on sick leave which as the date of this agreement has continued for more than 14 consecutive days, or in on maternity, paternity, parental or adoption leave or either has made an application to work flexibly or is so doing.

         13.6 No final written warning (referred to as a suspended dismissal notice) has been given to or is currently planned to be given to any current or former employee, officer or consultant (if any) in the twelve months before the date of this agreement.

         13.7 All service and employment agreements and any agreements for service with any director, employee or consultant (if any) of any member of the Group in force at the date of this agreement may be terminated by the Group member giving not more than six months' notice and without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation (other than a statutory redundancy payment or payment for wrongful dismissal) or which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Group member has a continuing obligation.

         13.8 In relation to each of the present officers, employees or consultants (if any) of each member of the Group (and so far as relevant to each of its former employees) the Group member has:

                  13.8.1 complied with all obligations imposed on it by articles of the Treaty establishing the European Community, European Commission regulations and directives and all statutes, regulations and codes of conduct relevant to the relations between it and its employees, officers or consultants or it and any recognised trade union or appropriate representatives;

                  13.8.2 maintained adequate and suitable records regarding the service of each of its employees;

                  13.8.3 complied with all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

                  13.8.4 complied with all relevant orders and awards made under any statute affecting the conditions of service of its employees.

         13.9 No member of the Group has received an application for recognition or entered into any union membership, security of employment, redundancy, recognition or other collective agreement (whether legally binding or not) with a trade union (whether recognised or unrecognised), association of trade unions, works councils, staff association or other organisational or body of employees nor has any Group Company done any act which might be construed as recognition.

         13.10 No member of the Group is involved in, or has been involved in the last three years in, any industrial or trade dispute or any dispute regarding a claim of material importance or the dismissal, suspension, disciplining or varying of the terms and conditions of employment of any current or former employee earning a basic salary of more than (pound)28,000 per annum.

         13.11 There is no outstanding share scheme, bonus scheme arrangement, employee trust (or other similar matters) to which any member of the Group is party for profit sharing or for payment to any of its current or former officers, employees or consultants which has not been set out in the Disclosure Letter.

         13.12 There is no agreement or arrangement between any member of the Group and any of its current employees, officers or consultants (if any) with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment.

         13.13 The Group has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee.

         13.14 There is no agreement, arrangement, scheme or obligation (whether legal or moral) for the payment of any pensions, allowances, lump sums or other like benefits on redundancy on retirement or on death or during periods of sickness or disablement for the benefit of any of the current or former officers employees or consultants of the Group or for the benefit of dependants of such persons.

         13.15 Within the two years preceding the date of this agreement, no Group member has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) nor has any Group member failed to comply with any duty to inform or consult any appropriate employee representatives under such regulations.

         13.16 Save for salaries which are paid one month in arrears no amounts due to or in respect of any of the current or former officers, employees or consultants of the Group (including PAYE and national insurance and pension contributions) are in arrears or unpaid.

         13.17 No monies or benefits other than in respect of contractual emoluments are payable to any of the officers or employees or consultants (if any) of any member of the Group and there is not at present a claim against any member of the Group arising out of the employment or termination of employment or engagement of any employee or former employee or consultant (if any) or former employee for compensation for loss of office or employment or engagement otherwise and whether under the Employment Rights Act 1996, Race Relations Act 1976, Equal Pay Act 1970, Sex Discrimination Act 1975, Sex Discrimination Act 1986, Disability Discrimination Act 1995, Working Time Regulations 1998, National Minimum Wage Act 1998 and the regulations made under such acts or regulations or any other act or otherwise.

         13.18 There are no current loans or quasi loans (as defined in the Companies Act) nor have any current credit transactions (also defined) been entered into by any Group member with any of its directors or employees.

         13.19 In the twelve months preceding the date of this agreement no Group member has given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part 4 of the Trade Union and Labour (Consolidation) Act 1992 or failed to comply with any obligations under that statute. Particulars of any redundancy policies as set out in the Disclosure Letter.

14.      EMPLOYEE SHARE INCENTIVES

         14.1     The Disclosure Letter contains full details of:

                  14.1.1 all securities options granted or purported to have been granted by any member of the Group to an employee or by any other company to an employee by reason of his employment with any member of the Group under any share scheme or other arrangement; and

                  14.1.2 all shares or other securities acquired by any employee of any member of the Group by reason of his employment with any member of the Group.

         14.2 Each member of the Group has entered into an arrangement under SSCBA 1992 Schedule 1 paragraphs 3A or 3B in respect of every securities option granted by any member of the Group and the Disclosure Letter gives details of all such arrangements.

         14.3 In respect of each acquisition of securities within Chapter 2 of Part 7 Income Tax (Earnings and Pensions) Act ("ITEPA") 2003 (Restricted Securities), an election has been made under section 431 ITEPA in respect of all securities and there is disclosed in the Disclosure Letter full details of any liability to employment income which has arisen or may arise as a result of that election.

15.      CONTRACTS

         15.1 There is no Material Customer Contract which, on the execution of this agreement or on Completion or as a result of the performance of this agreement, will or may result in any third party being relieved of any obligation or becoming entitled to exercise any right (including a right of termination or any right pre-emption or other option).

         15.2 There are no written or oral agreements or arrangements (excluding Property leases) to which any member of the Group is a party:

                  15.2.1 which were entered into otherwise than by way of bargain at arm's length;

                  15.2.2 which provides for the sale or purchase, option or similar agreement, arrangement or obligation affecting any of the assets of any member of the Group or by which any member of the Group is bound;

                  15.2.3 under which any member of the Group gives any guarantee, performance or other bond, indemnity, letter of comfort or similar commitment (whether or not legally binding) in relation to, or stands surety for, the obligations of any third party;

                  15.2.4 under which any person has (otherwise than in the ordinary and usual course of trading) incurred any financial indebtedness or liability (actual or contingent) to any member of the Group or vice versa or has given any performance bond or other bond in relation to any of the obligations of any member of the Group;

                  15.2.5 which establishes any agency, distribution, joint venture, partnership, cooperation agreement or arrangement, consortium or profit or loss sharing agreement or arrangement;

                  15.2.6 which will result in any member of the Group becoming liable for any finder's fee, brokerage or other commission in connection with this agreement;

                  15.2.7 to which any of the following provisions of the Companies Act apply: section 317 (directors to disclose interest in contracts), section 320 (substantial property transactions involving directors, etc) and/or section 330 (general restriction on loans etc to directors and persons connected with them);

                  15.2.8 which, following Completion, would purport to bind the Purchaser (or require any member of the Group to procure compliance by the Purchaser); or

                  15.2.9 which restricts the freedom of any member of the Group to provide or take goods and services to or from any person or restricts the geographical area or scope of business activities of any member of the Group.

         15.3 So far as the Warrantors are aware, no Material Customer Contract is invalid or ultra vires or was entered into by the customer in violation of any applicable advertising or other tendering or procurement rules or requirements.

         15.4     In relation to the Material Contracts:

                  15.4.1 no member of the Group is in default of its obligations pursuant to a Material Contract;

                  15.4.2 the Warrantors are not aware that any party with whom any member of the Group has entered into a Material Contract is in default of its obligations pursuant to such Material Contract;

                  15.4.3 no member of the Group has received written notification of a breach or that its current action, or failure to act, will with the passage of time or notice, or both, give rise to a breach by it of its obligations pursuant to a Material Contract.

         15.5 The Warrantors have set out in the Disclosure Letter all bids, tenders or other negotiations or offers which are capable of resulting or likely to result in any member of the Group entering into any Customer Contracts of a kind described in Warranty 15.2.

         15.6 There is annexed to the Disclosure Letter a schedule listing all Material Contracts (other than Vehicle Leases disclosed separately pursuant to paragraph 6.8).

         15.7 A list of the Material Customer Contracts (by revenues) identifying each Material Customer Contract by name of customer, location or locations served, billing address, contract term, monthly amount, price and service requirements are set out in the Disclosure Letter together with a list of all Other Customer Contracts with such information in relation to such contracts as is readily available to the Warrantors from the records of the members of the Group.

         15.8 No written or, so far as the Warrantors are aware, oral notification has been received by any member of the Group from a customer who is a party to a Material Customer Contract stating that such customer will cease dealing with the Company as a result of the identity of the proposed purchaser hereunder.

16.      LITIGATION, OFFENCES AND COMPLIANCE WITH STATUTES

         16.1 Otherwise than as claimant in the collection of debts arising in the ordinary course of business (none of which exceed (pound)5,000), no member of the Group nor any person for whose acts or defaults a member of the Group may be vicariously liable is claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress against or concerning any member of the Group or any of its assets; no member of the Group is being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the business or officers of any member of the Group or any of its assets is in progress and so far as the Warrantors are aware there are no events or other facts or circumstances which are likely to give rise to any such proceedings, investigation or inquiry.

         16.2 So far as the Warrantors are aware, there are no complaints, claims, disputes, investigations. disciplinary proceedings, events or other facts or circumstances which in the reasonable opinion of the Warrantors are likely to lead to any claim, action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration involving any member of the Group.

         16.3 There are no unfulfilled or unsatisfied judgments or court orders outstanding against any member of the Group or which may affect any of them.

         16.4 No distress, distrait, charging order, garnishee order, execution or other process which a court or a similar body may use to enforce payment of a debt has been levied or applied for in respect of any asset of any member of the Group.

         16.5 No Group member nor any of its officers, agents or employees (during the course of their duties in relation to the business of the Group) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any statutory obligation or any other law of the United Kingdom or any other country giving rise to any fine, penalty, imprisonment, default proceedings or other liability in relation to the business or officers of the Group or any of its assets or any judgment or decision which would materially affect the financial or trading position of the Company.

17.      RESTRICTIVE AGREEMENTS, COMPETITION, MERGER CONTROL AND REGULATORY

         17.1 There are no agreements in force restricting the freedom of the Company nor any Group member to provide and take goods and services or to otherwise conduct its trade and business by such means and from and to such persons as it may from time to time think fit.

         17.2 The Company nor any Group member is not nor has it been party to any agreement, arrangement, concerted practice or course of conduct, or merger, acquisition or joint venture which contravenes or contravened, is or was invalidated by, requires or required notification or registration under, satisfies or satisfied the criteria for review or investigation under, or has been the subject of notification or registration under any competition, anti-restrictive trade practice, anti-trust, merger control, regulatory, monopoly fair trading or consumer protection law or similar legislation.

         17.3 No Group member or any employee, consultant or director of a Group member has received any process, notice or communication (formal or informal) by or on behalf of any authority having jurisdiction in competition, anti-trust, merger control, regulatory, monopoly, fair trading, or similar matters (any such body or person being referred to below as a "COMPETITION AUTHORITY") in respect of any matter, whether or not the Group member is or was a party to or is or was involved in such matter and no Group member or any employee, consultant or director of a Group member has received any indication (from whatever source) that any such process, notice or communication might be issued or that any person might make or has made a complaint to a Competition Authority against any Group member or any employee, consultant or director of a Group member .

         17.4 No Group member or any employee, consultant or director of a Group member has made any complaint or provided any information or made any application for leniency or for a no-action letter to any Competition Authority in respect of any matter, whether or not the Group member is or was a party to or is or was involved in such matter and no circumstances exist or have existed which may give rise to the Group member or any employee or consultant of a Group member making any such complaint or providing any such information or making any application for leniency or for a no-action letter.

         17.5 No director of a Group member has been or is the subject of a Competition Disqualification Order within the meaning of section 204 of the Enterprise Act 2002 or has given any Competition Disqualification Undertaking within the meaning of section 9B(2) of the Company Directors Disqualification Act 1986 and no such director is or has been the subject of any investigation, process, notice or communication which may result in such an Order being made or undertaking being offered.

         17.6 No employee, consultant, or director of a Group member is or at any material time was guilty of an offence under section 188 Enterprise Act 2002 (the "cartel offence") or of any attempt, conspiracy or incitement to commit the cartel offence or of aiding, or abetting a person to commit the cartel offence.

         17.7 No employee, consultant or director of a Group member has been convicted for of a cartel offence within the meaning of section 188 Enterprise Act 2002 or, has been the subject of any investigation, process, notice or communication relating to a cartel offence.

         17.8 No Group member is or has been in receipt of any state aid within the meaning of Article 87 of the EC Treaty or Article 61 of the Agreement on the European Economic Area.

         17.9 No notice has been received by the Company from any governmental authority that the transaction contemplated by this agreement violates any statute or regulation or that such transaction requires regulatory consent or authorisation which consent or authorisation has not been obtained.

18.      SUBSIDIARIES

         The Company has not since its incorporation had any subsidiary or subsidiary undertaking apart from the Subsidiaries and has not been the subsidiary of any other company and the Company is not the legal or beneficial owner of any shares of any other company other than the Subsidiaries listed in schedule 2.

19.      ADMINISTRATION

         19.1 The register of members and statutory books of each member of the Group contain accurate records of those persons who are shareholders of each member of the Group and of all other information they are required to contain under the Companies Act. Every document required by the Companies Acts to be filed with the Registrar of Companies has been duly filed and compliance has been and is being made by the Group with the Companies Acts.

         19.2 The copy of the certificate of incorporation and memorandum and articles of association (and each certificate of incorporation on change of name) of each member of the Group annexed to the Disclosure Letter is accurate and complete in all respects, includes copies of all resolutions and documents required to be incorporated therein and fully sets out all rights attaching to each class of the share capital of each member of the Group and the register of members and other statutory books of each member of the Group have been properly kept and contain a true, accurate and complete record of all the matters which should be dealt with therein and no notice or allegation that any of the same is incorrect or should be rectified has been received.

         19.3 Each member of the Group was incorporated in accordance with its memorandum and articles of association and is validly existing and is entitled to carry on the business now carried on by it.

         19.4 All legal requirements in connection with the formation of each member of the Group have been observed.

         19.5 All special resolutions passed by each member of the Group have been disclosed to the Purchaser in writing.

         19.6 No member of the Group has at any time carried on any business other than the business carried on at the date hereof.

         19.7 No member of the Group has given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of directors or employees to enter into routine trading contracts in the normal course of their duties).

         19.8 As regards the Company or any member of the Group, no order has been made or petition presented or resolution passed for its winding-up, no distress, execution or other process has been levied on any of its assets, it has not suspended payment and is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, no receiver has been appointed or could be appointed by any person of its business or assets or undertaking or any part thereof and there is no unfulfilled or unsatisfied judgment, arbitration award or court order or arbitration order outstanding against it.

         19.9 In respect of each member of the Group, there are no restrictions on the exercise of the powers of the Directors or unusual requirements as to decorum or the manner of holding of board meetings.

         19.10 The only Directors of each member of the Group are the persons whose names are listed in respect of it in Schedule 2 and no member of the Group has any alternate, de facto or shadow directors nor any observer or other person entitled or accustomed to attend at or receive notice of board meetings or have any say or right to vote at board meetings.

         19.11 No share in the capital of any member of the Group has been issued for a consideration other than cash.

         19.12 No share in the capital of any member of the Group has been issued or transferred except in accordance with its memorandum and articles of association. No member of the Group has redeemed or purchased or agreed to redeem or purchase any of its share capital or pass any resolutions or made any capitalisation of reserves.

         19.13 No Director or secretary of any member of the Group is interested in the share capital of any member of the Group.

         19.14 The Company has no interest in the shares or other securities of any company which is not a Subsidiary and no interest in any business other than that of the Company and has not agreed to acquire any such shares, securities or interests or held any such shares, securities or interest at any time.

20.      PERMITS AND ENVIRONMENTAL MATTERS

         20.1 The Disclosure Letter contains a complete and accurate list of all material Permits held by each member of the Group as of the date of this agreement (grouping the Permits listed by Group member). These listed Permits are all the material Permits that each Group member is required to hold or obtain in order lawfully to conduct its business as it is currently conducted and as it has been conducted during the 12 months prior to Completion. For the avoidance of doubt, a Permit shall not be considered material if the only penalty for any one or more failures by any Group member to obtain the Permit prior to the date of this agreement is a fine or fines not exceeding(pound)5,000 in the aggregate .

         20.2     Except as set out in the Disclosure Letter:

                  20.2.1 all Permits listed in the Disclosure Letter are valid and in full force and effect;

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

                  20.2.2 since 21 December 2000 each member of the Group has conducted the Group's business in all material respects in compliance with applicable Permits and is currently conducting the Group's business in all material respects in compliance with the applicable Permits listed in the Disclosure Letter (provided that any matter covered by the notification procedure from the Environment Agency shall be disclosed under paragraph 20.2.3 below);

                  20.2.3 since 21 December 2000 no Group member has received any notification from any Relevant Authority requiring any remedial or corrective action to be taken in relation to a Permit (whether or not a material Permit);

                  20.2.4 no remedial or corrective action that any Relevant Authority has required any Group member to take since 21 December 2000 in relation to any Permit (whether or not material) remains outstanding;

                  20.2.5 so far as the Warrantors are aware, there are no events or other facts or circumstances which, if they were known by a Relevant Authority, would be likely, in the reasonable opinion of the Warrantors, to give rise to a notification from the Relevant Authority requiring a Group member to take any remedial or corrective action in relation to a material Permit.

         20.3     Except as set out in the Disclosure Letter:

                  20.3.1 other than matters disclosed pursuant to warranty 20.2, since 21 December 2000 no Group member has received any notice or other communication from any Relevant Authority in respect of the business carried on by any Group member or in relation to any property at any time owned, occupied or controlled by any Group member alleging any breach of or failure to comply with Environmental Laws;

                  20.3.2 no notice or other communication (if any) set out in the Disclosure Letter in respect of paragraph 20.3.1
                           (i) has resulted in the Relevant Authority issuing an enforcement notice to or otherwise requiring remedial or corrective action by a Group member or (ii) in the reasonable opinion of the Warrantors is likely to result in the Relevant Authority issuing an enforcement notice to or otherwise requiring remedial or corrective action by a Group member.

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                  20.3.3   so far as the Warrantors are aware, there are no
                           events which have occurred since 21 December 2000 which, in the reasonable opinion of the Warrantors, if they were known by a Relevant Authority and uncorrected, could give rise to the Relevant Authority issuing an enforcement notice in relation to Environmental Laws.

                                                                              57

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                                     PART 2

                                Property matters

TITLE

1. The Properties comprise all the land and premises owned, occupied or otherwise used by the Group.

2. Those of the Properties which are occupied or used by the Group in connection with any business carried on by the Group are so occupied or used by right of ownership or under lease or licence.

3. The information contained in schedule 6 as to the current use and tenure of the Properties, the principal terms of the leases or licences under which the same are occupied or used by the Group and the principal terms of the tenancies or licences subject to and with the benefit of which the Properties are held is true and accurate.

4. The relevant Group Company is the legal and beneficial owner of each of the Properties and the Group has good and marketable title to each of the Properties and all deeds and documents necessary to prove the title of the Group to the Properties are in the possession or under the control of the Group.

5. The Group is in physical possession and actual occupation of the Properties on an exclusive basis and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party or has been granted or agreed to be granted to any third party.

6. So far as the Vendor's are aware the Vendors have Disclosed copies of all title deeds and documents relating to the Properties all of which have been properly stamped and, where necessary, duly registered and the documents of title to be delivered to the Purchaser on Completion will consist of original documents or properly marked and examined extracts.

7. In the case of any leases of the Properties which are registerable at the Land Registry the relevant lease has been registered at the Land Registry.

8. So far as the Vendor is aware the Properties are not subject to any restrictive covenants, easements, licences, restriction, overriding interests, options, charges, rights of pre-emption, rights of first refusal.

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STATUTORY OBLIGATIONS

9.       For the purposes of this paragraph the "PLANNING ACTS" means:

         the Town and Country Planning Act 1990

         the Planning (Listed Buildings and Conservation Areas) Act 1990

         the Planning (Hazardous Substances) Act 1990

         the Planning (Consequences Provisions) Act 1990

         the Planning and Compensation Act 1991

10. Since 21 December 2000 no notice has been received by any member of the Group stating that it is in breach of any applicable statutory requirements with respect to the Properties and in particular (but without limitation) with requirements as to fire precautions and means of escape in case of fire and with requirements under the Public Health Acts, the Housing Acts, the Highways Acts, the Offices Shops and Railway Premises Act 1963, the Health and Safety at Work, etc. Act 1974, the Factory Acts and the London Building Acts and the Planning Acts.

11. Planning permission has been obtained, or is deemed to have been granted, for the purposes of the Planning Acts with respect to all existing development and use of each part of the Properties, and no such planning permission has been suspended or called in, and no application for planning permission is awaiting decision.

12. Since 21 December 2000 building regulation consents have been obtained with respect to all development, alterations and improvements to the Properties.

13. Compliance is being and since 21 December 2000 has been made with all planning permissions, orders and regulations issued under the Planning Acts and all building regulation consents and bye-laws in force with respect to the Properties.

14. So far as the Vendors are aware all planning consents and permissions affecting the Properties have been satisfied or fully observed and performed up to the date of this agreement.

LEASEHOLD PROPERTIES

15. There are no negotiations or proceedings pending in relation to rent reviews.

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16.      The Group has paid the rent and materially observed and performed the covenants on the part of the tenant and the conditions contained in each of the leases (which expression includes underleases) under which any of the Properties are held.

17. No notice has been received by the Company stating that it has failed to observe and perform the covenants on the part of the lessee and the conditions contained in any leases (which expression includes underleases) under which any of the Properties are held.

18. The Vendors are not aware of any notice having been served by a landlord or superior landlord stating that the Company is operating without the necessary licences, consents and approvals required from the landlords and any superior landlords under any leases of any of the Properties have been obtained, and so far as the Vendors are aware no notice has been received stating that the covenants on the part of the tenant contained in such licences, consents and approvals have not been duly performed and observed.

19. There is no outstanding, unobserved or unperformed obligation necessary to comply with any notice given by or on behalf of the landlord under any lease of the Properties.

20. Since 21 December 2000 there have been and are no disputes with any landlord.

21. So far as the Vendors are aware no notice has been served on the Company the contents of which are likely to lead to a dispute.

TENANCIES

22. The Properties are held subject to and with the benefit of the tenancies (which expression includes subtenancies) as set out in schedule 6.

23. No member of the Group is aware of any material or persistent breaches of covenant by a tenant of any of the Properties including the covenants to pay rent and no guarantor or surety has been released expressly or by implication.

24. Save as set out in the Disclosure Letter the Company does not have any continuing liability in respect of any other property formerly occupied by the Company either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Company or as a guarantor of the obligations of any other person in relation to such property.

25. The Properties are not subject to any outgoings, other than general rates, water rates and insurance premiums and, in the case of leasehold real property, rent and service charges.

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

26. No notice relating to the use and enjoyment of the Properties has been received or given so far as the Vendors are aware or so far as the Vendors are aware is likely to be received or given in any circumstances.

27. All the Properties enjoy access and egress over roads which have been adopted by the appropriate highway authority and are maintainable at the public expense. The Properties drain into public sewers and is served by water, electricity and gas utilities, pipes, sewers, wires, cables, conduits and other conducting media and connect to the mains

28. No outstanding notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in respect of the Properties or the user applicable to the Properties.

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                                     PART 3

                                    PENSIONS

1. Other than the Schemes, there are not any (nor have there ever been any) schemes, agreements, arrangements, customs or practices for, and (other than in respect of the Schemes) there are not any liabilities in respect of, the payment of or contribution towards any Specified Benefits for the benefit of any Specified Person and/or any Specified Dependant, and no proposal, promise or assurance to establish, continue or improve any such scheme, agreement or arrangement has been communicated to any Specified Person and/or any Specified Dependant.

2. Complete and accurate material details of the Schemes have been disclosed to the Purchaser including (without limitation):

         2.1 For each of the GPP and the Stakeholder Scheme, all explanatory booklets, announcements and other communications provided to each Specified Person and/or each Specified Dependant;

         2.2      For the Death in Service Scheme:

                  2.2.1    the document that established the scheme;

                  2.2.2    the current rules of the scheme;

                  2.2.3    any amendments to the current rules of the scheme;

                  2.2.4 any documents on the participation of companies in the scheme;

                  2.2.5 full details of the current trustees of the scheme and any documents on the change of trustees of the scheme; and

                  2.2.6 all explanatory booklets, announcements and other communications provided to each Specified Person and/or each Specified Dependant.

3. Complete and accurate details of each Specified Person who is an active member of any of the Schemes are listed in the Disclosure Letter and no other Specified Person is a member of any of the Schemes. The details listed in the Disclosure Letter include full information on the contributions currently paid by each Group member and by each Specified Person to any of the Schemes.

4. All contributions due to be paid to each of the Schemes by each Group member and by each Specified Person, all insurance premiums due to be paid to each of the Schemes by each Group member, and all fees and expenses in relation to each of the Schemes due to be paid by each Group member have been paid as they fall due. Full details of any contributions and/or premiums that will be due within the next month, and of any fees and expenses in respect of which work has been undertaken but for which payment is not yet due, are set out in the Disclosure Letter.

5. The Death in Service Scheme is an exempt approved scheme within the meaning of section 592 of Taxes Act and has been since its commencement. There is, as far as the Vendors are aware, no reason why such approval may be withdrawn.

6. The GPP and the Stakeholder Scheme are each approved for the purposes of Chapter IV of Part XIV of Taxes Act and have been since their commencement. There is, as far as the Vendors are aware, no reason why such approval may be withdrawn.

7.       No Specified Person is in contracted out employment as defined in section 7 of the Pension Schemes Act 1993 by reference to any of the Schemes.

8. There are no actions, proceedings, claims or complaints against any Group member in relation to any of the Schemes, or, so far as the Vendors are aware, against any of the Schemes, pending or threatened by or in respect of any Specified Person or any Specified Dependant relating to any act, event, omission or other matter arising out of or in connection with any of the Schemes.

9. With effect from 8 October 2001, each Group member has designated a registered stakeholder pension scheme in accordance with the requirements of the Welfare Reform and Pensions Act 1999 (and Regulations made under it) in relation to all of its "relevant employees" (as defined for the purposes of that Act).

10. Each Specified Person who is entitled to membership of any of the Schemes (whether under the Scheme's documentation, under any contract of employment or by reason of any applicable law or implication of law or otherwise) was informed in writing of such entitlement on or before the date he was first entitled to join.

11. No Group member has discriminated at any time against any Specified Person or any Specified Dependant in respect of any of the Schemes contrary to the Equal Treatment Requirements.

12. There has at all times been in place in respect of the GPP a record of the direct payment arrangements as required by section 111A of the Pension Schemes Act 1993 and all contributions have been paid in accordance with such records.

13. All benefits under the Death in Service Scheme are fully insured with an insurance company that is carrying on ordinary long-term insurance business in the European Union, and, so far as the Vendors are aware, there are no grounds on which such insurer could avoid liability for full payment of any such benefits.

14. Each Group member has complied with all of its material obligations in respect of each of the Schemes, and, as far as the Vendors are aware, each of the Schemes has been operated and administered in accordance with all applicable laws and regulatory requirements.

15. No Group member is liable to provide or contribute towards Specified Benefits as a result of the application of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (SI 1981/1794) to any transfer to any Group member of an undertaking.

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

                                   SCHEDULE 4

                                    TAXATION

                                     PART 1

                         DEFINITIONS AND INTERPRETATION

1. In this schedule the following words and expressions shall (except where the context otherwise requires) have the following meanings:

         "ACCOUNTS RELIEF" means a Relief which has been treated as an asset in the Completion Accounts or which was taken into account in computing (and so reducing) any provision for Taxation which appears in the Completion Accounts or which has resulted in no provision for Taxation in the Completion Accounts;

         "ACTUAL TAX LIABILITY" means any liability of the Company to make a payment of or increased payment of Tax;

         "CLAIM FOR TAX" means any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any person (including the Company) or Tax Authority whether before or after the date hereof from which it appears that the Company has or may have a Tax Liability;

         "EFFECTIVE TAX LIABILITY" shall have the meaning given in paragraph 3 of this part 1;

         "EVENT" means any act, omission, event or transaction (including the execution of, and Completion of, this Agreement), action or omission and includes further (without limitation) the death of any person; a company becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax and references to an Event occurring on or before Completion shall be deemed to include any combination of two or more Events only the first of which shall have occurred on or before Completion where the Event or Events occurring after Completion is or are:

         (1) the completion of the disposal of any asset which was contracted to be sold on or before Completion or the performance of any other act by virtue of an agreement entered into on or before Completion;

         (2) the satisfaction of a condition to which the disposal of any asset pursuant to a contract entered into on or before Completion is subject (in which case the disposal shall, for the purposes of this Agreement be treated as having been made before Completion and any Taxation Liability arising from such disposal shall be treated as having arisen before Completion);

         (3)      the issue or making of any Tax Claim;

         (4) the bringing into the United Kingdom of any document executed prior to Completion outside the United Kingdom or the presentation of any document executed prior to Completion for stamping;

         (5)      the exercise of any option granted on or before Completion; or

         (6)      the death of any person.

         "GROUP RELIEF" means any of the following:

         (1) group relief capable of being surrendered or claimed pursuant to Chapter IV Part X of the ICTA as amended and supplemented by the Finance Act 1998;

         (2) advance corporation tax capable of being surrendered or claimed pursuant to regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999;

         (3)      a tax refund capable of being surrendered or claimed under section 102 of the Finance Act 1989;

         "POST COMPLETION RELIEF" means a Relief to the extent that it arises by reference to an Event occurring after Completion;

         "PURCHASER'S GROUP" means the Purchaser and any companies within the same group or association of companies as the Purchaser for the purposes of the relevant Tax Statute;

         "RELIEF" means any loss, relief, allowance, credit deduction, exemption or set-off against income or profits in calculating profits for the purposes of any Tax or against or in respect of Tax or any right to repayment of Tax;

         "TAXATION" or "TAX" means any form of taxation, tariff levy, impost, duty, charge, contribution, deduction or withholding in each case in the nature of taxation whenever imposed, collected or assessed by, or payable to, a Tax Authority and any penalty, charge or interest relating to any of the above or to any reporting or filing obligation in respect of any of the above and any liability to make a payment by way of indemnity, damages or management charger connected in any way with any taxation (in all cases, regardless of whether such taxes, penalties, charges or interest are directly or primarily chargeable against or attributable to the Company or any other person and regardless of whether the Company has, or may have, any right of reimbursement against any other person) but excluding the Uniform Business Rate, Council Tax, water rates and other local authority rates or charges;

         "TAX AUTHORITY" means the Commissioners of Inland Revenue, the Commissioners of Customs and Excise, or any authority or body, whether of the United Kingdom or elsewhere and whether national or otherwise having the power or authority or other function in relation to Tax;

         "TAX CLAIM" means a claim under any Tax Warranty or the Tax Covenant;

         "TAX LIABILITY" means any Actual Tax Liability, Effective Tax Liability or other liability of the Company which is relevant for the purposes this schedule;

         "TAX STATUTE" means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

         "TAXES ACT" means the Income and Corporation Taxes Act 1988;

         "VAT" means Value Added Tax.

2. In this schedule "COMPANY" shall in addition to the Company include every Subsidiary to the intent and effect that the provisions of this schedule shall apply to, and be given in respect of, each Subsidiary as well as the Company.

3.       In this schedule an "EFFECTIVE TAX LIABILITY" shall mean the following:

         3.1      the loss in whole or in part of any Accounts Relief;

         3.2 the set-off of any Post Completion Relief or any Accounts Relief against any Tax or against income, profits or gains in circumstances where, but for such utilisation or set-off, an Actual Tax Liability would have arisen in respect of which the Warrantors would have been liable to make a payment to the Purchaser under this schedule.

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

4.       The value of an Effective Tax Liability shall be as follows:

         4.1 where the Effective Tax Liability involves the non-availability of any Accounts Relief:

                  4.1.1 if the Accounts Relief was not or is not a right to repayment of Tax, the amount of Tax which would have been saved but for the loss of the Accounts Relief; or

                  4.1.2 if the Accounts Relief was or is a right to repayment of Tax, the amount of the right which is lost;

         4.2 where the Effective Tax Liability involves the set-off of a Post Completion Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such set-off.

5. Any reference to a Tax Liability in respect of income, profits or gains earned, accrued or received shall include a Tax Liability in respect of income, profits or gains deemed to have been or treated or regarded as earned, accrued or received and any reference to Tax Liability on the happening of any Event shall include Tax Liability where such Event (for the purposes of Tax) is deemed to have occurred or is treated or regarded as having occurred.

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

                                     PART 2

                                 TAX WARRANTIES

TAX RETURNS AND COMPLIANCE

1. The Company has at all times submitted all information, notices, accounts, statements, reports, computations and relevant Tax returns to the relevant Tax Authorities by the requisite dates and are neither the subject of any dispute nor so far as the Warrantors are aware are likely to become the subject of any material dispute.

2. The Company has paid or set off with a Relief every Tax Liability which has fallen due.

3. The Company has properly operated the PAYE and National Insurance contributions systems and made all deductions, withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Completion and has to the extent required by law accounted for all such deductions, withholdings and retentions.

4. The Company has maintained and has in its possession, and under its control, all records and documentation that it is required by any Tax Statute to maintain and preserve.

5. In the last three years the Company has not been and, so far as the Warrantors are aware, is not likely to be subject to any investigation or non-routine audit or visit by any Tax Authority.

6. The Company is not, nor, so far as the Warrantors are aware, will it become, liable to pay, to reimburse or to indemnify any person (including a Tax Authority) in respect of the Taxation liability of a third person whether or not as a consequence of that third person failing to discharge that liability.

7. No transaction has been entered into by the Company in respect of which the Company is required to make a specific return, provide information, or make any claim for relief, election, appeal, disclaimer or application to postpone the payment of Taxation to any Tax Authority and in respect of which the time for making such application will expire on or after Completion.

8. No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, generally published statements of practice or generally published extra-statutory concessions) in relation to any Company's affairs.

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

9. Each Company has complied with all notices served on it by any Tax Authority and no such notice remains outstanding.

10. No Company has been a party to a transaction in respect of which a consent, clearance or claim for relief from any Tax Authority was required.

GENERAL PROVISIONS FOR TAX

11. To the extent required by generally accepted accounting principles, provision or reserve was made in the Accounts in respect of every Tax Liability including for the avoidance of doubt any deferred tax liability for which the Company at the Accounts Date was or may have been liable or accountable whether or not such Tax Liability was or is a primary liability of the Company, and whether or not the Company had, has or may have any right of reimbursement against any other person.

BASE VALUES AND ACQUISITION COSTS

12. No Company owns nor has agreed to acquire or dispose of any asset the consideration for the acquisition or disposal of which was or will be in excess of its market value.

DISTRIBUTIONS AND PAYMENTS

13. Any interest or other amount payable, or which may become payable, in respect of any security issued by any Company and remaining in issue at today's date falls or would fall under legislation currently in force to be treated as a distribution under section 209 (Meaning of "distribution") or section 418 (Distribution to include certain expenses of close companies).

14. The Company has not repaid, or agreed to repay, or redeemed, or agreed to redeem, or purchased or agreed to purchase or granted an option under which it may become liable to purchase, any shares of any class of its issued share capital, or capitalised or agreed to capitalise, in the form of debentures or redeemable shares, any profits or reserves of any class or description; and the Company has not issued or agreed to issue any share capital or security as paid up otherwise than by the receipt of new consideration (within the meaning of Part VI ICTA) or passed or agreed to pass any resolution to do so.

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

TAX RESIDENCE AND STATUS

15. For the purposes of United Kingdom Taxation the Company has been resident in the United Kingdom at all times since its incorporation and will be so resident at Completion, and the Company is not, nor has ever been resident in any other jurisdiction for any Taxation purpose.

16. The Company has not, nor at any time has had, a permanent establishment or other presence for Taxation purposes in any jurisdiction other than the United Kingdom.

CORPORATION TAX ON CHARGEABLE GAINS

17. Since the Accounts Date the Company has not entered into or been a party to a transaction which will or may give rise to a liability to corporation tax on chargeable gains other than transactions entered into in the ordinary course of business of the Company.

18. No liability has fallen on any Company under section 179 TCGA (Company ceasing to be a member of a group) and no Company owns any asset in respect of which any such liability may arise.

19. No Company has entered into or will, on or before Completion, enter into an election under section 179A TCGA (Re-allocation within group of grain or loss accruing under section 179).

20. No Company has made any claim under sections 152 to 156 (Roll-over relief on replacement of business assets), 175 (Replacement of business assets by members of a group) or 247 (Roll-over relief on compulsory acquisition) TCGA or under any other provision which could affect the amount of any gain accruing or treated as accruing on a disposal of any asset by any Company; and no claim has been made or is capable of being made by any other company which affects or could affect the amount of value of the consideration for the acquisition of any asset by any Company which is to be taken into account in calculating any gain on a subsequent disposal.

CLOSE COMPANIES

21.      The Company is a close company as defined in section 414 of the Taxes
         Act.

22. No distribution within section 418 ("distribution" to include certain expenses of close companies) has been made by the Company, and no such distribution will be made prior to Completion.

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

23. No loan, advance, release, write-off, consideration or transaction within sections 419 to 422 (Loans to participators) (inclusive) has been made, given or effected by the Company.

24. The Company has not made a transfer of the kind referred to in section 125 TCGA (Shares in close company transferring assets at an undervalue).

INHERITANCE TAX

25. Neither the assets nor the shares of the Company are, or may be, subject to any charge by virtue of section 237 of the Inheritance Tax Act 1984 and no person has, or may have the power under section 212 of the Inheritance Tax Act 1984 to raise any capital transfer tax or inheritance tax by sale or mortgage of, or a charge on any of the Company's assets or shares.

TAX AVOIDANCE

26. The Company has not entered into or been a party to any transaction, series of transactions, scheme or arrangement which will for any Taxation purpose be disregarded, reconstructed or otherwise treated as being different from the transaction, series of transactions, scheme or arrangement as contemplated or intended by the Company.

27. No Tax Authority has investigated any transaction, series of transactions, scheme or arrangement involving any Company with a view to applying section 770A (Provision not at arm's length) and Schedule 28AA (Provision not at arm's length), or equivalent legislation or legal principles in any other country, and since 1 April 2004 no circumstances exist which could so far as the Vendors are aware result in any liability or increased liability of any Company to Taxation if such investigation were undertaken.

28.      In relation to section 770A (Provision not at arm's length) and
         Schedule 28AA (Provision not at arm's length), since 1 April 2004 each Company has complied with its obligations under the corporation tax self assessment regime and in particular, but without prejudice to the above, has complied with, and prepared and retained any relevant records referred to in, the guidance published by the Inland Revenue in Tax Bulletin no. 37 of October 1998.

GROUPS

29.      No Company:

         29.1 surrendered any amounts of or by way of group relief, advance corporate tax or tax refund;

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         29.2     claimed any amounts of or by way of group relief, advance
                  corporation tax or tax refund;

         29.3 made any payments for or repayments of group relief, surrendered advance corporation tax or tax refund; or

         29.4 entered into any agreements or arrangements relating to group relief or the surrender of either advance corporation tax or tax refunds,

         other than to, from or with another company.

STAMP DUTY/STAMP DUTY LAND TAX

30. Each document in the possession or under the control of the Company, or to the production of which the Company is entitled and on which the Company relies or may rely on as purchaser or lessee and which in the United Kingdom or elsewhere requires any stamp or mark to denote that:

         30.1     any duty, tax or fee required to be paid by law has been paid;
                  or

         30.2 a duty, tax or fee referred to in paragraph 30.1 is not required to be paid, or that the document in question or the Event evidenced by it qualifies from a relief or exemption from such duty, tax or fee; or

         30.3     the document has been produced to the appropriate authority has been properly stamped or marked as appropriate and no such document which is outside the United Kingdom would attract stamp duty if it were to be brought into the United Kingdom.

31. Within the three years ending on the date of this agreement no Company has been associated for the purposes of paragraph 1 of Schedule 7, FA 2003 (Group Relief) with any other company (other than a Company) which has been a party to any transaction for which any claim for relief or exemption under that paragraph has been made.

32. Within the three years ending on the date of this agreement no Company has had control of, or been under the control of or under the same control as, any other company (other than a Company) which has been a party to any transaction for which any claim for relief or exemption has been made under Paragraphs 7 and 8 of Schedule 7 FA 2003 (Reconstruction

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         Relief and Acquisition Relief). For the purposes of this warranty
         "control" has the meaning given in section 416 (Meaning of "associated company" and "control").

33. The Company has not entered into a contract for a land transaction on which there will be an outstanding balance of stamp duty land tax to pay on completion of the land transaction.

34. A land transaction return (as defined by section 76, FA 2003), has been promptly and correctly filed with the Inland Revenue in respect of all notifiable land transactions and registered in the Register, in each case, where required to be done or delivered by the Company, and, for the purposes of this warranty, "Register" means each and any of the Chief Land Registrar of England and Wales, the Keeper of the Registers of Scotland, or the Land Registry of Northern Ireland or in the Registry of Deeds for Northern Ireland.

35. The Company has not entered into any land transaction where the whole or part of the chargeable consideration for the transaction is uncertain, contingent or unascertained.

INTANGIBLE FIXED ASSETS

36. The Company does not own any of the intangible fixed assets for the purposes of Schedule 29 FA 2002 (Gains and losses of a company from intangible assets).

VALUE ADDED TAX

37.      The Company is registered as a taxable person for the purposes of VAT.

38. The Company has complied in all respects with all Tax Statutes relevant to VAT and guidance published by all relevant Tax Authorities in any form whatsoever and has made and obtained full, complete, correct and up-to-date records and invoices and other documents appropriate or requisite for the purposes of such Tax Statutes and guidance.

39.      The Company:

         39.1 is not in arrears with any payment or returns required under any legislation relating to VAT and is not liable to any abnormal or non-routine payment, or any forfeiture or penalty or default surcharge, or to the operation of any penal provision or to pay any interest relating to VAT;

         39.2 has not been required by Customs and Excise to give security under any legislation relating to VAT; and

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         39.3     does not operate any special scheme or method authorised under the VAT Regulations 1995/2518 or agreed with HM Customs and Excise.

40. No act or transaction has been effected as a result of which the Company is or may be held liable for any VAT chargeable against any other company; and the Company is not nor has agreed to become an agent, manager or factor for the purposes of VATA of any person.

41. The Company does not have an interest in any land or buildings in relation to which an election has been made, either by the Company or by any other person, to waive exemption from VAT under the provisions of Schedule 10 VATA (Buildings and land).

42. The Company does not have any interest in any building or civil engineering work which is either incomplete at the date of this agreement or was completed for the purposes of Group 1, Schedule 9 VATA (Exemptions: land) less than three years prior to the date of this agreement.

43. The Company does not own any item to which Part XV of the Value Added Tax Regulations 1995 (Capital goods scheme) applies and in respect of which the period of adjustment will not have expired on or before Completion.

CAPITAL ALLOWANCES

44. Since the Accounts Date the Company has not done, or omitted to do, or agreed to do or permitted to be done, any act (other than the sale of an asset at a price equal to its market value) as a result of which any disposal value has been or may be required to be brought into account, and there has not been and there will not be any recovery from any Company of excess relief, under the CAA.

45. Since the Accounts Date no Company has done, or has omitted to do, or agreed to do, or permitted to be done, any act, or suffered any occurrence, as a result of which any balancing charge or allowance has arisen or may arise under CAA or other legislation relating to capital allowances.

46. No asset, expenditure on which by any Company has qualified for a capital allowance under Part 3 CAA (Industrial building allowances), has at any time since that expenditure was incurred been used otherwise than as an industrial building or structure for the purposes of that Part.

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                                     PART 3

                                  TAX COVENANT

1.       COVENANT

         The Warrantors severally covenant to pay to the Purchaser in the proportions set opposite the name of the relevant Warrantor in column 5 of schedule 1 an amount equal to:

         1.1 any Actual Tax Liability which arises by reference to an Event occurring (or deemed to occur) or income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received) on or before Completion;

         1.2      the value of any Effective Tax Liability;

         1.3      any liability for Inheritance Tax which:

                  1.3.1 has at Completion given rise to a charge on any of the shares or assets of the Company or given rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

                  1.3.2 after Completion gives rise to a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company and which arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

         1.4 any amount required to be accounted under the pay as you earn system by the Purchaser or the Company and any national insurance contributions (together in each case, with any fine, penalty and interest relating to the same) as a result of a sale of the Shares by the Vendors or any of them pursuant to this agreement;

         1.5 any Tax Liability which is primarily the liability of another person (the "PRIMARY PERSON") for which the Company is liable in consequence of:

                  1.5.1 the Primary Person failing to discharge such Tax Liability; and

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                  1.5.2    the Company at any time before Completion:

                           1.5.2.1  being a member of the same group of
                                    companies as the Primary Person; or

                           1.5.2.2 having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person,

                  for any Tax purpose

         1.6 any liability of the Company arising from an obligation to repay the whole or any part of any payments received for Group Relief (other than from another Company) pursuant to an arrangement entered into by the Company on or before Completion.

         1.7 any amount paid (all payable to the extent it is not yet actually paid) by the Company for a surrender to it of Group Relief in respect of any period ended on or prior to completion, to the extent that such Group Relief is lost, cancelled or disallowed or otherwise proves to be unavailable to set off against income, profits or gains, or tax, for the period in respect of which the surrender is made.

         1.8 the reasonable professional costs properly incurred by the Purchaser or the Company in connection with a successful claim under this part 3 of this schedule.

2.       DEDUCTIONS FROM PAYMENTS

         2.1 All sums payable by the Warrantors under any claim under the Tax Covenant shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law in which event the Warrantors shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required, provided that this paragraph shall not apply to any interest payable under paragraph 5.4 of part 4 of this schedule.

         2.2 If any amount payable under any claim under the Tax Covenant is subject to Tax, the amount so payable shall be grossed up by such amount as will ensure that after deduction of the Tax in question there shall be left an amount equal to the amount that would otherwise be payable under the claim, save that this paragraph shall not apply

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                  to the extent that such Tax arises or is increased as a
                  consequence of any voluntary act of the Purchaser.

         2.3 If, at any time after any increased payment is made by the Warrantors as a consequence of the application of this paragraph 2, the Purchaser receives or is granted a credit against or remission from any Taxation payable by it which it would not otherwise have received or been granted but for such increased payment, the Purchaser shall, to the extent that it can do so without prejudicing the retention of the amount of such credit or remission, reimburse the Warrantors with such amount as the auditors of the Company for the time being determine and certify (at the cost and expense of the Warrantors) to be such portion of such credit or remission as shall leave the Purchaser (after such reimbursement) in no worse a position than it would have been in had the circumstances given rise to the increased payment not in fact arisen. Such reimbursement shall be made not later than 10 business days after the Purchaser receives notice from the auditors of a certification under this paragraph 2.3.

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                                     PART 4

                            LIMITATIONS AND PROCEDURE

1.       LIMITATIONS

         The Warrantors shall not be liable under any Tax Warranty or any claim under the Tax Covenant in respect of any Tax Liability to the extent that:

         1.1 provision, reserve or allowance has been made in the Completion Accounts in respect of any such Tax Liability or to the extent that the payment or discharge of any such Tax Liability has been taken into account in the Completion Accounts;

         1.2 it arises or is increased by the delay or default of the Purchaser or the Company after Completion to pay any amount of Tax to a Tax Authority;

         1.3 such liability arises or is increased as a result of any change in law (primary or delegated), any accounting practice or principle or the published practice of a Tax Authority occurring after the Completion Date (but not announced before that date);

         1.4 such liability arises or is increased as a result of any voluntary act, transaction or omission of the Company or the Purchaser after Completion where the act or transaction was:

                  1.4.1 not required by any legislation or other statutory requirement in force at Completion;

                  1.4.2 not pursuant to a legally binding obligation entered into by the Company on or before Completion;

                  1.4.3 not the presentation for stamping of any document which was entered into prior to Completion; or

                  1.4.4 otherwise than in the ordinary course of business of the Company as carried on at Completion;

         1.5 the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of the Company or the Purchaser, to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax the making,

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

                  giving or doing of which was taken into account in computing the provision for Tax in the Completion Accounts and details of such claim, election, surrender, disclaimer, notice or consent were provided to the Purchaser in reasonable time to enable such claim, election, surrender, disclaimer, notice, consent or thing to be made, given or done;

         1.6 the liability is increased as a result of either the Company or the Purchaser failing to act in accordance with the provisions of paragraph 4 of this part of this schedule;

         1.7 the liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Purchaser or the Company save where such change is made to comply with a generally accepted accounting principles, the published practice of any Tax Authority, law or rule of any regulatory authority or body in force at the Completion Date;

         1.8      such liability arises as a result of:

                  1.8.1 any voluntary disclaimer by the Company after Completion of the whole or part of any capital allowances claimed before Completion or the entitlement to which was taken into account in preparing the Completion Accounts,

                  1.8.2 the revocation or revision by the Company after Completion of any Relief claimed or the entitlement to which was taken into account in preparation of the Completion Accounts,

         1.9 the income, profits or gains in respect of which the liability arises were actually earned, accrued or received by the Company before Completion but were not reflected in the Completion Accounts where the cost of determining when income, profits or gains were received and/or if they were reflected in the Completion Accounts is borne solely by the Vendors;

         1.10 any Relief, other than an Accounts Relief or a Post Completion Relief, is available to the Company (including by way of group relief from another Company) to relieve or mitigate that Tax Liability;

         1.11 the liability has been satisfied without cost or expense to the Company (otherwise than by the Company, the Purchaser or any member of the Purchaser's Group);or

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

         1.12 such Tax Liability arises or is increased as a consequence of any reduced entitlement to the small companies rate of corporation tax (section 13 of the Taxes Act) where such reduced entitlement results from the Company becoming associated with any company or companies at or following Completion.

2. The Warrantors shall not be liable in respect of any breach of the Tax Warranties if, and to the extent that, the loss incurred is or has been included in any claim under the Tax Covenant which has been satisfied in full in cleared funds nor shall the Warrantors be liable in respect of a claim under the Tax Covenant if, and to the extent that, the amount claimed is or has been included in a claim for breach of the Tax Warranties which has been satisfied in full.

3.       DURATION AND EXTENT

         3.1 Paragraphs 1.1, 1.3, 1.4 and 6 of schedule 8 of this agreement shall apply in respect of any Tax Claim (with all necessary changes) as if the same were set out and repeated in this part 4 of this schedule.

         3.2 Paragraph 1.2 of schedule 8 of this agreement shall apply in respect of any Warranty Claim (with all necessary changes) as if the same were set out and repeated in this part 4 of this schedule.

4.       CONDUCT OF CLAIMS

         4.1 If the Purchaser or the Company become aware of any Claim for Tax which gives or may give rise to a Tax Claim, the Purchaser shall, or shall procure that the Company shall, as soon as practicable (and in any event, in the case of the receipt of a Claim for Tax consisting of any assessment or demand for Tax or for which the time for response or appeal is limited, not less than five clear Business Days prior to the day on which the time for response or appeal expires) give written notice of the Claim for Tax to the Warrantors.

         4.2 If the Warrantors in writing reasonably require, the Purchaser shall, or shall procure that the Company shall, supply the Warrantors with such available and relevant details, documentation, correspondence and information and shall take such action as the Warrantors may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax and any adjudication in respect of the Claim for Tax provided that the Warrantors shall first indemnify the

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

                  Company and the Purchaser to the reasonable satisfaction of the Purchaser against all reasonable costs and expenses which may be incurred in relation to the same.

         4.3 The Warrantors shall have the right to have any action mentioned in paragraph 4.2 conducted by their nominated professional advisers provided that:

                  4.3.1 the appointment of such professional advisers shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed and shall be deemed to be given in the event that the Purchaser does not within 15 days of request give a fully reasoned, written response to a request for approval by the Warrantors);

                  4.3.2 the Warrantors keep the Purchaser fully informed of all matters known to them or to Warrantors' advisers, concerning the Tax Claim;

                  4.3.3 the Warrantors provide the Purchaser with copies of all material documents and correspondence relating to the Tax Claim;

                  4.3.4 the Warrantors submit to the Purchaser for prior written approval (not to be unreasonably withheld or delayed) any material communication (written or otherwise) related to the Tax Claim which is to be transmitted to the relevant Tax Authority; and

                  4.3.5 the Warrantors do not settle or compromise the Tax Claim or agree any matter in the conduct in the Tax Claim which is likely to materially increase the future Tax Liability of the Company and/or the Purchaser without the Purchaser's prior written approval (not to be unreasonably withheld and delayed).

         4.4 Where the Warrantors Vendors have not assumed conduct of any action pursuant to paragraph 4.3 above, the Purchaser shall keep the Warrantors fully informed of the progress in settling the relevant Claim for Tax and shall, as soon as reasonably practicable, forward, or procure to be forwarded to the Warrantors, copies of all material correspondence pertaining to it.

         4.5      Paragraph 4.2 shall not apply in respect of any Claim:

                  4.5.1 to the extent that it would involve the Company contesting any Tax Claim before any court or other appellate body (excluding the authority or body

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                           which has made the Tax Claim) unless Tax Counsel (of
                           at least 10 years' experience) appointed by agreement between the Warrantors and the Purchaser opines, in writing, that an appeal against the Claim in question will, on the balance of probabilities, be won;

                  4.5.2 where it derives from or arises out of any fraudulent act or omission by the Vendors or by the Company prior to Completion;

                  4.5.3 if the Warrantors fail to comply in a material respect with their obligations under paragraph 4.3;

                  4.5.4 if within 15 clear Business Days (or in the case of a Claim for Tax which involves a time limit as set out in paragraph 4.1, two clear Business Days prior to the day on which the time for response or appeal expires) following the Warrantors' receipt of written notice of the Claim from the Purchaser in accordance with paragraph 4.1, the Warrantors:

                           4.5.4.1 do not request that the Purchaser or the Company takes any action under paragraph 4.2; or

                           4.5.4.2 fails to indemnify the Purchaser and/or the Company (as appropriate),

                           in which case the Purchaser or the Company shall (without prejudice to the Purchaser's rights under this schedule) be free to pay or settle the Tax Claim on such terms as it may, in its reasonable discretion, consider fit.

         4.6 where the Purchaser or the Company reasonably believes that the action requested shall materially increase the future tax liability of the Company (including the use of any Accounts Relief or any Post Completion Relief) except to the extent that such action is in accordance with Tax legislation or accounting practice at such time.

5.       DATE FOR PAYMENT

         5.1 Where a Tax Claim or any sum to which paragraph 2.2 of part 3 of this schedule applies involves the Purchaser or the Company being under a liability to make a payment to any Tax Authority, the Warrantors shall pay to the Purchaser in cleared funds the relevant amount on or before the later of the fifth Business Day after demand is made for the amount in question and the fifth Business Day before the date

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

                  on which the amount in question is finally payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

         5.2 Where a Tax Claim does not fall within paragraph 5.1, the due date for the making of payments by the Warrantors under this schedule shall be:

                  5.2.1 in the case of a Tax Claim involving the loss of an Accounts Relief which is not a right to a repayment of Tax, the later of five Business Days following service by the Purchaser of a written demand for the same and the date on which the Accounts Relief would otherwise have been used to reduce a liability to make a payment but for such loss;

                  5.2.2 in the case of a Tax Claim involving the loss of an Accounts Relief which is a right to repayment of Tax, the later of five Business Days after the Purchaser has served a written demand for the same and the date on which repayment of Tax would have actually been received;

                  5.2.3 in the case of a Tax Claim involving the set-off of a Post Completion Relief or an Accounts Relief, the later of five Business Days following the service by the Purchaser of a written demand for the same or the date on which the Actual Tax Liability would have fallen due but for such setting off.

         5.3 All other sums payable by the Warrantors pursuant to paragraph 2 of part 3 of this schedule shall be paid five Business Days after the Purchaser has served a written demand for the same.

         5.4 Any sum not paid on a date determined under this schedule ("THE DUE DATE") shall bear interest (which shall accrue from day to day after, as well as before, any judgment for the same) at the rate of 1% per annum over the base rate of Barclays Bank PLC or, in the absence of such base rate, at such similar rate as the person entitled to the payment shall select from the due date up to and including the day of actual payment of such sum (or the next Business Day if the date of actual payment is not a Business Day) compounded quarterly. Such interest shall be paid on demand.

6.       TAX AFFAIRS

         6.1 The Warrantors or their duly authorised agents or advisers shall, at the expense of the Company prepare, submit and agree the corporation tax computations and returns of the Company ("TAX COMPUTATIONS") for its accounting period(s) (within the

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

                  meaning of section 12 of the Taxes Act) ended on or before the Accounts Date ("RELEVANT ACCOUNTING PERIOD(S)").

         6.2 The Warrantors shall deliver to the Purchaser for comments any Tax Computation return document or correspondence and details of any information or proposal ("RELEVANT INFORMATION") which it intends to submit to the Inland Revenue before submission to the Inland Revenue shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may reasonably require in writing within 30 days of the date of delivery of the Relevant Information prior to its submission to the Inland Revenue.

         6.3 The Warrantors shall deliver to the Purchaser copies of any material correspondence sent to, or received from, the Inland Revenue relating to the Tax Computations and returns and shall keep the Purchaser informed of their actions under this paragraph.

         6.4 Subject to paragraphs 6.2 and 6.3, the Purchaser shall or shall procure that:

                  6.4.1 the Company properly authorises and signs the Tax Computations and makes and signs or otherwise enters into all such elections, surrenders and claims and withdraws or disclaims such elections, surrenders and claims and gives such notices and signs such other documents as the Warrantors shall require in relation to the Relevant Accounting Period(s);

                  6.4.2 the Company provides to the Warrantors such information and assistance, including without limitation such access to its books, accounts and records which may reasonably be required to prepare, submit, negotiate and agree the Tax Computations;

                  6.4.3 any correspondence which relates to the Tax Computations shall, if received by the Purchaser or any Company or their agents or advisers, be promptly copied to the Warrantors.

         6.5 The Purchaser or its duly authorised agents or advisers shall, at the expense of the Company prepare, submit and agree the corporation tax computation and return of the Company for its accounting period (within the meaning of section 12 of the Taxes Act 1988) in which Completion occurs ("COMPLETION ACCOUNTING PERIOD") ("COMPLETION TAX COMPUTATION").

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

         6.6 The Purchaser shall deliver to the Warrantors for comments the Completion Tax Computation, return, document or correspondence and details of any information or proposal ("COMPLETION RELEVANT INFORMATION") which it intends to submit to the Inland Revenue before submission to the Inland Revenue and, subject to paragraph 6.7 of this schedule 4 part 4 shall take account of the reasonable comments of the Warrantors and make such reasonable amendments to the Relevant Information as the Warrantors may require prior to its submission to the Inland Revenue, provided that the Purchaser shall not have to take account of any comments or make any amendments which the Purchaser reasonably considers will result in any Completion Tax Computation not being true, accurate and lawful in all respects.

         6.7 Subject to paragraphs 6.6 of this schedule 4 part 4, the Purchaser shall or shall procure that the Company provides to the Warrantors all such information and assistance, including without limitation such access to its books, accounts and records (at the Warrantors' cost and expense) which may reasonably be required to consider the draft Completion Tax Computations.

7.       OTHER PROVISIONS AND CORRESPONDING BENEFIT

         7.1      If:

                  7.1.1 any provision for Tax in the Completion Accounts proves to be an over provision;

                  7.1.2 the amount by which any right to repayment of Tax which has been treated (or, in accordance with generally accepted accounting principles, could have been treated) as an asset in the Completion Accounts proves to have been under stated; or

                  7.1.3 a payment by the Warrantors in respect of any Tax Liability under a Tax Claim or the matter giving rise to the Tax Liability in question results in the Company or the Purchaser receiving or becoming entitled to any Relief (other than an Accounts Relief) which it utilises (including by way of repayment of Tax) ("CORRESPONDING RELIEF"), then an amount equal to such over provision, under stated right to repayment of Tax, or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised ("RELEVANT AMOUNT"), shall be dealt with in accordance with paragraph 7.2.

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         7.2      The Relevant Amount:

                  7.2.1 shall first be set off against any payment then due from the Warrantors under a Tax Claim;

                  7.2.2 to the extent there is an excess of the Relevant Amount after any application of the same under paragraph 7.2.1, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under a Tax Claim and not previously refunded under this paragraph 7.2.2 up to the amount of such excess;

                  7.2.3 to the extent that the excess referred to in paragraph 7.2.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under a Tax Claim; and

                  7.2.4 to the extent that any excess referred to in paragraph 7.2.3 is not exhausted by the sixth anniversary of this agreement, a refund of such excess shall be made to the Warrantors within 30 days of the sixth anniversary date.

         7.3 If the Purchaser or the Company becomes aware of any circumstances which shall or may give rise to the application of paragraph 7.1, the Purchaser shall or shall procure that the Company shall as soon as reasonably practicable give written notice of the same to the Warrantors.

         7.4 The Warrantors may (at their expense and cost) require the Auditors to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding.

8.       THIRD PARTY CLAIMS

         8.1 If the Company or the Purchaser are entitled to recover from another person or a Tax Authority a sum in respect of any matter or Tax Liability to which a Tax Claim relates the Purchaser shall forthwith give written notice of the same to the Warrantors and if the Warrantors indemnify the Purchaser or, as appropriate, the Company (to the Purchaser's reasonable satisfaction) against the reasonable costs of the Purchaser or, as appropriate, the Company in connection with taking the following action, the Purchaser shall, or

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                  shall procure that the Company shall, take such action
                  reasonably requested by the Warrantors to enforce recovery against that person or Tax Authority.

         8.2 In the event that the Purchaser or the Company recovers any sum referred to in paragraph 8.1 (whether after taking any action at the request of the Warrantors under that paragraph or otherwise), the Purchaser shall, as soon as reasonably practicable, account to the Warrantors for the lesser of:

                  8.2.1 the sum recovered net of any Tax on the sum and the costs and expenses of recovering the same; and

                  8.2.2 any amount paid by the Warrantors in respect of the matter giving rise to the relevant Tax Claim plus costs and expenses for which the Warrantors have indemnified the Purchaser and/or the Company under this paragraph 8.

9.       MISCELLANEOUS

         Any payment to the Purchaser or the Company under any Tax Claim shall be deemed to be a reduction of the total consideration payable hereunder for the Sale Shares.

10.      COVENANT BY THE PURCHASER

         10.1 The Purchaser covenants with the Warrantors to pay to the Warrantors an amount equal to any of the following:

                  10.1.1 any liability or increased liability to Tax of the Vendors or any person connected with the Vendors arising under or by reference to section 767A or section 767AA of the Taxes Act or paragraph 8 of
                           schedule 34 to the Finance Act 2002, paragraph 9 of
                           schedule 35 to the FA 2002 by virtue of the non-payment of Tax by the Company save that this paragraph 10.1.1 shall not apply in respect of any Tax for which the Warrantors are liable to make (but have not yet made) payment to the Purchaser under this schedule;

                  10.1.2 the reasonable costs and expenses of the Vendors in connection with any liability referred to or in taking any action under this paragraph.

         10.2 For the purposes of this paragraph, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

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         10.3     Paragraphs 4 and 5 of this part 4 of this schedule shall apply to this paragraph 10 (with all necessary changes) as if: (a) references to the Company in the definition of Claim for Tax were references to the Vendors; and (b) (except in paragraph 4.3) references to the Vendors were references to the Purchaser and vice versa.

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                                   SCHEDULE 5

                                   COMPLETION

1.       The Vendors shall deliver or procure to be delivered to the Purchaser:

         1.1 duly executed agreements in agreed form in respect of the sale of the Option Shares to the Purchaser together with duly executed powers of attorney or other authorities pursuant to which any such agreements have been executed;

         1.2 duly executed transfers of the Shares and the Option Shares in favour of the Purchaser together with duly executed powers of attorney or other authorities pursuant to which any transfers have been executed;

         1.3 the relevant share certificates (or an express indemnity in a form satisfactory to the Purchaser in the event of any found to be missing) in respect of the Shares and the Option Shares;

         1.4 the written resignations in the agreed form of Terence Hewitt, Nicholas Wyatt and Andrew Hinton as directors of the Company and the Subsidiaries;

         1.5 all certificates of incorporation and certificates of incorporation on change of name for the Company and the Subsidiaries;

         1.6 the common seal and statutory books (including minute books) and books of account of the Company and the Subsidiaries made up to the Completion Date;

         1.7 share certificates in respect of all the issued shares of each of the Subsidiaries held by the Company or any of the Subsidiaries;

         1.8 bank statements dated not earlier than two Business Days before Completion for all bank accounts of the Company and/or the Subsidiaries together with cash book balances of the Company and/or the Subsidiaries as at Completion and reconciliation statements reconciling such balances with the bank statements;

         1.9 the documents of title to the Properties as shown in the schedule of deeds in the agreed form;

         1.10     the Disclosure Letter.

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         1.11     third party consents and approvals.

2. The Warrantors shall procure that meetings of the boards of directors of the Company and each of the Subsidiaries are convened and held at which resolutions in the form set out in the Completion Board Minutes are duly passed to do such of the following things as are applicable to it:

         2.1 approve (subject to stamping) the transfers referred to in paragraph 1.2 above;

         2.2 approve the change in registered office of the Company and the Subsidiaries to Carmelite, 50 Embankment, London, EC4Y 0DX;

         2.3      appoint persons nominated by the Purchaser as directors;

         2.4      accept the resignations referred to in paragraph 1.4; and;

         2.5 cancel the existing bank mandates and replace them with new mandates as requested by the Purchaser.

3.       The Purchaser shall:

         3.1 pay to the Vendors' Solicitors by transfer of funds through a UK clearing bank the sum of (pound)27,337,288 in respect of the cash consideration payable at Completion. The Vendors' Solicitors' receipt shall be a sufficient discharge for such sum and the Purchaser shall not be concerned to see to the application thereof;

         3.2 deliver to each of the Warrantors a duly executed certificate in respect of the Loan Notes to be allotted to him at Completion pursuant to clause 3.2 (together with a Letter of Credit duly executed by Bank of America, N.A. in relation thereto and a duly executed copy of the instrument creating the Loan Notes);

         3.3      pay the Initial Escrow Amount into the Escrow Account; and

         3.4      deliver to the Vendors duly executed counterparts of:

                  3.4.1    the agreements referred to in paragraph 1.1 above;
                           and

                  3.4.2    the Disclosure Letter.

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                                   SCHEDULE 6

                                 THE PROPERTIES

                                    [Omitted]

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

                                   SCHEDULE 7

                                     PART 1

                               COMPLETION ACCOUNTS

                       PREPARATION OF COMPLETION ACCOUNTS

1. After Completion, the Company shall prepare a consolidated balance sheet for the Group as at 31 May 2004 substantially in the form attached at appendix 2.

2. The balance sheet shall be prepared in accordance with the specific accounting methods, bases, principles, policies and practices set out in part 2 of this schedule, and subject thereto, on a basis consistent with the Accounts using the same accounting methods, bases, principles, policies and practices, and subject thereto, in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom as if they were statutory accounts required to be prepared under the 1985 Act.

3. After Completion, the Purchaser shall provide, and shall ensure that each Group member provides, to the Warrantors or their representatives reasonable access to relevant assets, documents and records within their possession or control and reasonable access to the Purchaser's Accountants and to the accounts staff employed by the Company for the purpose of reviewing and agreeing the Completion Accounts.

4. The Purchaser shall within 100 days starting on the day after Completion submit to the Warrantors the balance sheet, the Purchasers' working papers and a report by the Purchaser addressed to the Warrantors stating whether in their opinion the balance sheet has been prepared in accordance with paragraph 2. The Warrantors shall within 30 days starting on the day after receipt of the balance sheet and working papers certify whether or not they agree with the balance sheet together with details of any changes they believe need to be made to ensure that the balance sheet complies with paragraph 2.

5. If the Warrantors certify their agreement with the balance sheet the balance sheet shall constitute the Completion Accounts. If the Warrantors certify that they disagree with the balance sheet, paragraph 6 shall apply and unless the Warrantors and the Purchaser agree on the Completion Accounts, the decision of the independent firm of chartered accountants produced in accordance with paragraph 6 shall constitute the Completion Accounts. If the Warrantors do not give the Purchaser the certificate required by paragraph 4 within the prescribed period, the balance sheet shall constitute the Completion Accounts.

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

6. If within 14 days starting on the day after receipt by the Purchaser of the certificate from the Warrantors referred to in paragraph 4, the Warrantors and the Purchaser have not agreed on the Completion Accounts or the Warrantors and the Purchaser have not agreed on the amount of the consideration payable under clause 3.1, the following provisions shall apply. Either party may refer the matter to an independent firm of chartered accountants agreed by the parties or, in default of agreement within 28 days of the date of receipt of the certificate, an independent firm of chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales ("EXPERT"), on the basis that the Expert is to make a decision on the matter within 28 days starting on the day after receiving the reference. In a reference, the Expert shall act as an expert and not as an arbitrator. The decision of the Expert is, in the absence of fraud or manifest error, final and binding on both parties. Interest at 5% per annum over the base rate of Barclays Bank PLC shall be payable on the net amount awarded by the Expert from the end of the 30 day period prescribed in paragraph 4 to the date of Expert's decision (less any interest earned on such sum (or part of it) in the Escrow Account in the aforementioned period). The Expert's costs and the reasonable professional costs of the successful party in respect of a reference shall be borne by the party whose estimate of the Net Asset Value is furthest from that determined by the Expert ("LOSING PARTY"). The Expert shall determine following his decision the reasonable professional costs of the successful party to be borne by the Losing Party. Payment of any monies due under this paragraph shall be made in full by the Losing Party within 14 days of the Expert's decision. In default of payment within 14 days interest shall be payable on the unpaid balance (including any costs) at the rate of 5% per annum over the base rate of Barclays Bank PLC from that date to the date of final payment.

7. For the purposes of agreeing the Completion Accounts, each of the Warrantors appoints Nicholas Andrew Wyatt to be their representative ("WARRANTORS' REPRESENTATIVE") to act on their behalf in relation thereto and references is to "Warrantors" in this part 1 of schedule 7 (except in relation to the bearing of the Expert's costs) shall be to the "Warrantors' Representative" for all purposes in connection with the agreement of the Completion Accounts.

                                     PART 2

The Completion Accounts shall be prepared in accordance with the following specific accounting methods, bases, principles, policies and practices:

1. No account is to be taken of an event taking place after Completion and regard is only to be had to information available to the parties as at Completion other than in accordance with SSAP17.

2. The Provision for bad debts shall be (i) the provision made in the Management Accounts (Full Year) as set out in appendix 3 unless and to the extent the debtors so provided have subsequent to 31 March 2004 been collected, in which case the provision shall be reduced by an amount equal to any debtors so collected, and (ii) provided that the Company continues to operate and record its pre-completion procedures for the collection of debtors to the standard operated prior to Completion, an additional provision for any debtors outstanding at 31 May 2004 not collected within 90 days of 31 May 2004 and not already included in the Management Accounts (Full Year) as set out in appendix 3.

3. The Customer Payments received upfront shall be verified and included in the Completion Accounts. This is to include all cash received in advance including amounts billed in advance and collected by the BRAVO and IRM billing systems, from the NHS or any other customers for periods of service from June 2004 forward.

4.       The following items shall be included at the values set out below:

         4.1      fixed assets at(pound)12,009,000;

         4.2 Investment in Sharpsmart at ((pound)75,000), which is a Credit balance;

         4.3      spares stock at(pound)130,000;

         4.4      .Sharpsmart loan at (pound)342,974.

5. It is agreed that no amount will be included in the Completion Accounts in respect of:

         5.1      monies receivable from the sale of WRES;

         5.2 balances relating to the sale of the Well Corporation joint venture;

         5.3      bonuses payable to the Warrantors;

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

         5.4      set up costs in connection with Larkfield;

         5.5 balances in relation to the purchase of the customer list of Synergy Healthcare.

         It is further agreed that transactional fees related to the sale of WRES and any costs incurred by the Company related to services received by it in respect of the transaction that has resulted in the sale of the Company effected by this agreement will be charged to the profit and loss account in the period to 31 March 2004.

6. The figure of (pound)107,931 is agreed as the rolling average working capital figure for the purposes of calculating the target net asset value.

7. It is acknowledged by both parties that it is the intention of Stericycle, Inc. to consolidate the operating results of the Group with effect from 31 May 2004.

                                   SCHEDULE 8

                     LIMITATION ON THE WARRANTORS' LIABILITY

1.       DURATION AND EXTENT

         1.1 The aggregate liability of the Vendors in respect of all Claims shall not exceed the sum which is the difference between (i) the Consideration less the amount of (pound)290,613 being the surplus cash and (ii) the Net Asset Value as determined by the Completion Accounts.

         1.2 No amount shall be payable by the Warrantors in respect of any Claim under the Warranties unless and until the aggregate cumulative liability of the Warrantors in respect of all such Claims under the Warranties exceeds (pound)200,000 in which case the Warrantors shall be liable for botH the initial (pound)200,000 and the excess.

         1.3 The Vendors shall not be liable for any Claim unless the Vendors against whom the Purchaser is entitled to make the Claim (referred to in this schedule as the "relevant Vendors") are given notice in writing of that Claim stating in reasonable detail the nature of the Claim and the amount claimed on or before the second anniversary of Completion in the case of the Share Warranties and on or before six years of the Completion Date in the case of any Tax Claim and unless legal proceedings shall have been served in respect of any such Claim within six months of the relevant Vendors being notified of any such Claim.

         1.4 Paragraphs 1.1 to 1.2 (inclusive) shall not apply to any Claim where it can be proved that such Claim is based on a fraudulent act or omission by any of the Vendors prior to Completion.

2.       LIMITATIONS

         No Claim shall be admissible and the Warrantors shall not be liable under any of the Share Warranties:

         2.1 to the extent that specific provision, reserve or allowance has been made in the Accounts or in the Completion Accounts or was specifically referred to in the notes to the Accounts or to the extent that payment or discharge thereof has been taken into account in either the Accounts or the Completion Accounts;

         2.2 to the extent that such liability arises or is increased as a result of any change or changes in legislation, primary or delegated (other than relating to Taxation or any changes in rates of Taxation or the introduction of any changes or new form of Taxation or in the practice of the Inland Revenue or HM Customs & Excise), occurring after Completion with retrospective effect; or

         2.3 to the extent that such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of the Company or any of the Subsidiaries or the Purchaser or their respective directors, employees or agents on or after Completion:

                  2.3.1 which is not in the ordinary and proper course of business; and

                  2.3.2 which is not pursuant to a legally binding commitment created on or before Completion by the Company or any of the Subsidiaries or to which they were subject on or before Completion; and

                  2.3.3 where the fact that the act, transaction or omission would give rise to or increase the liability has been Disclosed or the Purchaser ought reasonably to have been aware on the basis of information Disclosed that such act, transaction or omission would give rise to or increase such liability; or

         2.4 to the extent that such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any act authorised in writing by or carried out at the written request of the Purchaser or any member of the Purchaser's Group prior to Completion; or

         2.5 to the extent that any Claim by the Purchaser or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Purchaser or any member of the Purchaser's Group), but taking into account all other losses to the Purchaser flowing directly as a result of the making good or compensation (including without limitation, where such making good or compensation results from a claim against an insurance policy, taking account of any increased insurance premiums incurred by the Purchaser's Group solely as a result of the claim against such insurance policy or the subject matter of such claim.

3.       THIRD PARTY CLAIMS

         3.1 Where the Purchaser and/or the Company and/or any of the Subsidiaries is/are at any time entitled under an insurance policy to recover any sum in respect of any matter giving rise to a Non-Tax Claim, the Purchaser shall and shall procure that the Company or any of the Subsidiaries shall make a claim for recovery of such sum under such policy. The Purchaser shall not take any action against the Vendors (other than notifying the relevant Vendors of the Non-Tax Claim) until the expiry of 60 days following the making of such claim under such policy and shall use all reasonable endeavours (but without being obliged to threaten or commence legal proceedings) to ensure that, so far as possible, amounts are recovered under such policy in respect of such Non-Tax Claim. In the event that the Purchaser or the Company or any of the Subsidiaries shall recover any amount under such policy in respect of such Non-Tax Claim the amount of the Non-Tax Claim against the relevant Vendors shall be reduced by (or if the relevant Vendors have paid the amount claimed by the Purchaser, the relevant Vendors shall be repaid the amount paid by them to the Purchaser in respect of the Non-Tax Claim or, if less, an amount equal to) the amount recovered under the policy in respect of such Non-Tax Claim less the aggregate of all reasonable costs, charges and expenses incurred by the Purchaser or the Company or any of the Subsidiaries in recovering that sum pursuant to such insurance policy including any increased insurance premiums incurred by the Purchaser's Group solely as a result of the claim against such insurance policy or the subject matter of such claim.

         3.2 If the relevant Vendors pay at any time to the Purchaser or to the Company or to any of the Subsidiaries the amount of a Non-Tax Claim and the Purchaser or the Company or any of the Subsidiaries is/are or subsequently become entitled, otherwise than under an insurance policy, to recover from some other person any sum in respect of any matter giving rise to such Non-Tax Claims the Purchaser shall and shall procure that the Company or the relevant Subsidiary shall forthwith repay to the relevant Vendors so much of the amount paid by them to the Purchaser, the Company or the relevant Subsidiary as does not exceed the sum (if any) recovered by the Purchaser, the Company or the relevant Subsidiary from such other person less all reasonable costs, charges and expenses incurred by the Purchaser, the Company or the relevant Subsidiary in recovering that sum from such other person.

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

         3.3 If any amount is repaid to the relevant Vendors by the Purchaser or the Company or any Subsidiary pursuant to paragraph 3.2 above an amount equal to the amount so repaid shall be deemed never to have been paid by the Vendors for the purposes of paragraph 1.1 and accordingly shall not be treated as an amount in respect of which any liability has been incurred.

4.       RIGHTS OF ACTION

         4.1 If the relevant Vendors pay at any time to the Purchaser, the Company or any of the Subsidiaries an amount pursuant to a Non-Tax Claim, the Purchaser will and will procure that the relevant Group member will, if so requested in writing by the relevant Vendors, assign (at the cost of the relevant Vendors) to the relevant Vendors all or any assignable rights of action which the Purchaser or such Group member may have against a third party in respect of such Non-Tax Claim Provided always that, save in relation to any right of action which the Purchaser or a Group member may have against an insurance policy, the Purchaser shall not be obliged to assign or procure the assignment of any such rights of action against a third party, if to do so would be inconsistent with the commercially reasonable protection of the goodwill of the Company or of the relevant Group member and provided further that, prior to any such assignment, the Purchaser or the relevant Group member is indemnified to its reasonable satisfaction against any costs, liabilities, charges and expenses which it may incur which result directly from such assignment.

         4.2 Following any assignments of rights pursuant to paragraph 4.1 above the Purchaser will provide and will procure that each Group member provides all information and access to all relevant assets, documents and records within the Purchaser's Group which is reasonably requested by the Vendors.

5.       CONDUCT OF CLAIMS

         5.1 If the Purchaser becomes aware of a matter which is reasonably likely to give rise to a Non-Tax Claim:

                  5.1.1 the Purchaser shall (or shall procure that the Company or the Subsidiary concerned shall) as soon as reasonably practicable give written notice to the relevant Vendors of the matter and shall to the extent reasonably practicable consult with the Vendors with respect to such matter but such notice and

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

                           consultation shall not be a condition precedent to the liability of the relevant Vendors; and

                  5.1.2 the Purchaser shall not, and shall ensure that no member of the Purchaser's Group will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the relevant Vendors (such consent not to be unreasonably withheld or delayed) and shall provide the relevant Vendors with such information relating as is reasonably necessary for the relevant Vendors to give their informed consent .

         5.2 The Purchaser shall use all reasonable endeavours to ensure that it becomes aware of any matter which becomes known to the Company or any of the Subsidiaries which is reasonably likely to give rise to a Non-Tax Claim.

6.       MISCELLANEOUS

         6.1 Any payment to the Purchaser or the Company or any of the Subsidiaries in respect of a Claim shall be deemed to be a reduction of the total consideration payable hereunder for the Shares.

         6.2 The Purchaser shall be obliged to seek recovery under the Warranties or the Tax Covenant against each and every Warrantor in the proportions set opposite the name of the relevant Warrantor in column 5 of schedule 1 so that no single Warrantor shall in any event be liable hereunder for an amount or amounts exceeding, in aggregate, an amount equal to that part of the consideration receivable by such Vendor (and, in respect of, Andrew Peter Hinton, also that part of the consideration receivable by the trustees of The AP Hinton 2001 Accumulation and Maintenance Settlement) pursuant to this agreement which is subject to Claims in accordance with paragraph 1.1 of schedule 8.

6.3 Payment of any Claim whether under the Warranties or under the Tax Covenant shall to the extent paid satisfy and discharge any other Claim which is capable of being made in respect of the same subject matter and the Purchaser shall at all times procure that there is no duplication of recovery by the Purchaser in respect of any Claim or Claims relating to the same subject matter.

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

6.4 The Purchaser will, and shall ensure that the Company and the Subsidiaries will take all reasonable care to, preserve all documents, records, correspondence, accounts and other similar information relevant to a matter which may give rise to a Claim, subject to the normal policies of the Purchaser, Company and the Subsidiaries to retaining such materials.

                                   APPENDIX 1

                                    [Omitted]

                                   APPENDIX 2

                                    [Omitted]

                                   APPENDIX 3

                                    [Omitted]

EXECUTED (but not delivered until the date       )
hereof) as a deed by Andrew Peter Hinton in the  ) /s/ Andrew Peter Hinton
presence of:                                     )

Signature /s/ J.C. Taylor

Name: J.C. Taylor

Occupation: Chartered Accountant

Address: [Omitted]

.....................................

.....................................

EXECUTED (but not delivered until the date       )
hereof as a deed by Nicholas Andrew Wyatt in the ) /s/ Nicholas Andrew Wyatt
presence of:                                     )

Signature /s/ J.C. Taylor

Name: J.C. Taylor

Occupation: Chartered Accountant

Address: [Omitted]

.....................................

.....................................

EXECUTED (but not delivered until the date       )
hereof  as a deed by Terence John Hewitt         ) /s/ Terence John Hewitt
in the presence of:                              )

Signature /s/ J.C. Taylor

Name: J.C. Taylor

Occupation: Chartered Accountant

Address: [Omitted]

.....................................

.....................................

EXECUTED (but not delivered until the date       )
hereof as a deed by Andrew Peter Hinton (as      )   /s/ Andrew Peter Hinton
trustee for The AP Hinton 2001 Accumulation and  )
Maintenance Settlement) in the presence of:      )
                                                 )

Signature /s/ J.C. Taylor

Name: J.C. Taylor

Occupation: Chartered Accountant

Address: [Omitted]

.....................................

.....................................

EXECUTED (but not delivered until the date       )
hereof) as a deed by Penelope Jane Sanders (as   ) /s/ Penelope Jane Sanders
trustee for The AP Hinton 2001 Accumulation and  )
Maintenance Settlement) in the presence of:      )
                                                 )

Signature /s/ J.C. Taylor

Name: J.C. Taylor

Occupation: Chartered Accountant

Address: [Omitted]

.....................................

.....................................

EXECUTED (but not delivered until the date       )
hereof) as a deed by Christopher Winston Jones   ) /s/ Christopher Winston Jones
(as trustee for The AP Hinton 2001 Accumulation  )
and Maintenance Settlement) in the presence of:  )
                                                 )

Signature /s/ J.C. Taylor

Name: J.C. Taylor

Occupation: Chartered Accountant

Address: [Omitted]

.....................................

.....................................

EXECUTED (but not delivered until the date       )
hereof) as a deed by Stericycle UK, Ltd. acting  ) /s/ Shazeen Sattar Sacranie
by its attorney Shazeen Sattar Sacranie:         )
                                                 )